     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997



                                                      REGISTRATION NO. 333-23139

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                       PETROLEUM HEAT AND POWER CO., INC.
             (Exact name of Registrant as specified in its charter)

          MINNESOTA                          5983                  06-1183025
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                              2187 ATLANTIC STREET
                               STAMFORD, CT 06902
                                 (203) 325-5400
              (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive office)

                                 IRIK P. SEVIN
                      Chairman and Chief Executive Officer
                       Petroleum Heat and Power Co., Inc.
                              2187 Atlantic Street
                               Stamford, CT 06902
                                 (203) 325-5400
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                With a copy to:
                               ALAN SHAPIRO, ESQ.
                   Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                               New York, NY 10103
                                 (212) 977-9700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS OF THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 18, 1997


PROSPECTUS


                                                                 [LOGO]

                       PETROLEUM HEAT AND POWER CO., INC.


                               OFFER TO EXCHANGE
                         UP TO 1,200,000 SHARES OF ITS
             12 7/8% SERIES B EXCHANGEABLE PREFERRED STOCK DUE 2009

                                      FOR

                         UP TO 1,200,000 SHARES OF ITS
             12 7/8% SERIES A EXCHANGEABLE PREFERRED STOCK DUE 2009

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                    ON               , 1997, UNLESS EXTENDED


    Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to 1,200,000 shares of its 12 7/8% Series B Exchangeable Preferred Stock with a liquidation preference of $25 per share (the "New Preferred Stock") for an equal number of shares of its 12 7/8% Series A Exchangeable Preferred Stock with a liquidation preference of $25 per share (the "Old Preferred Stock" and together with the New Preferred Stock, the "Preferred Stock") with the holders (the "Holders") thereof. The terms of the New Preferred Stock are identical in all material respects to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore will not bear legends restricting its transfer and will not contain certain terms providing for an increase in the dividend on the Old Preferred Stock under certain circumstances relating to the Registration Rights Agreement (as defined). The Preferred Stock will be issued pursuant to, and be entitled to the benefits of, the Certificate of Designation (as defined) governing the Old Preferred Stock. The Old Preferred Stock ranks and, upon its issuance, the New Preferred Stock will rank PARI PASSU in right of payment with respect to all Parity Securities (as defined), including the 1989 Preferred Stock (as defined), and junior in right of payment to all Senior Securities (as defined), including the Class B Stock (as defined). As of December 31, 1996, after giving pro forma effect to the Private Offering (as defined) the New Preferred Stock would have been (a) junior in right of payment to approximately $294.4 million of total Indebtedness (as defined) of the Company, (b) junior in right of payment to 11,000 shares of Class B Stock, having an aggregate liquidation preference of $0.1 million, and (c) PARI PASSU in right of payment to 125,000 shares of 1989 Preferred Stock, having an aggregate liquidation preference of $12.5 million. In addition, the Company has the ability to issue up to 800,000 additional shares of New Preferred Stock, subject to certain conditions. See "Description of Preferred Stock--Preferred Stock--Ranking."



    On any scheduled dividend payment date on or after February 15, 2000, the Company may, at its option, exchange all but not less than all of the shares of Preferred Stock then outstanding, respectively, for the Company's 12 7/8% Junior Exchangeable Debentures due 2009 (the "Exchange Debentures"). See "Description of Preferred Stock--Preferred Stock--Exchange."



    Prior to this Exchange Offer, there has been no public market for the New Preferred Stock. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at a discount from its liquidation preference. There can be no assurance that an active public market for the New Preferred Stock will develop.



    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD PREFERRED STOCK IN THE EXCHANGE OFFER. SEE "DESCRIPTION OF PREFERRED STOCK--CERTAIN DEFINITIONS" BEGINNING ON PAGE 70.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                          (COVER PAGE CONTINUED)

               The date of this Prospectus is            , 1997.

    The New Preferred Stock will accrue dividends from and including the date of consummation of the Exchange Offer. Dividends on the New Preferred Stock will be payable in cash on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 1997. Additionally, dividends will accrue from the last dividend payment date on which dividends were paid on the Old Preferred Stock surrendered in exchange therefor, or, if no dividends have been paid on the Old Preferred Stock, from the date of original issuance of the Old Preferred Stock. The New Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002 at the redemption prices set forth herein, plus accumulated and unpaid dividends and Liquidated Damages (as defined), if any, to the date of redemption. See "Description of Preferred Stock."



    Upon a Change of Control (as defined on page 71), the Company will be required to offer to each Holder of New Preferred Stock to purchase all or any part of such Holder's New Preferred Stock at an offer price in cash equal to 101% of the liquidation preference thereof, plus accumulated an unpaid dividends and Liquidated Damages, if any, to the date of purchase. If, at the time of a Change of Control, the Company is prohibited by the terms of any indebtedness from purchasing shares of New Preferred Stock then, within 30 days following any Change of Control, the Company must (i) repay in full such indebtedness or (ii) obtain the requisite consent under such indebtedness to permit the purchase of the New Preferred Stock. The Company must first comply with such covenant before it will be required to repurchase shares of New Preferred Stock in the event of a Change of Control; PROVIDED, that the Company's failure to comply with such covenant will constitute a Voting Rights Triggering Event (as defined). As a result, a Holder of the New Preferred Stock may not be able to compel the Company to purchase his New Preferred Stock unless the Company is able at the time to refinance all such indebtedness. In addition, the Company's ability to pay cash to the holders of Preferred Stock upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that the Company will be able to repurchase the New Preferred Stock upon a Change of Control. Except as described under "Description of Preferred Stock--Preferred Stock--Change of Control," the Certificate of Designation does not contain provisions that permit the holder of New Preferred Stock to require the Company to redeem the New Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including any such transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. See "Description of Preferred Stock--Preferred Stock--Change of Control" beginning on page 49.



    So long as the Global Security Holder (as defined) is the registered owner of any Preferred Stock, the Global Security Holder will be considered the sole holder under the Certificate of Designation of any shares of Preferred Stock evidenced by the Global Security (as defined). Beneficial owners of Preferred Stock evidenced by the Global Security will not be considered the owners or holders thereof under the Certificate of Designation for any purpose, including with respect to the giving of any approvals thereunder. Dividends and redemption payments with respect to shares of Preferred Stock registered in the name of the Global Security Holder on the applicable record date will be payable by the Company to or at the direction of the Global Security Holder in its capacity as the registered holder under the Certificate of Designation. Neither the Company nor the registrar for the Preferred Stock has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Preferred Stock. See "Description of Preferred Stock--Book Entry, Delivery and Form."



    Interest on the Exchange Debentures will be payable semi-annually on February 15 and August 15 of each year, commencing on the first such date following issuance of the Exchange Debentures. The Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon a Change of Control, the Company will be required to offer to each holder of Exchange Debentures to purchase all or any part of such holder's Exchange Debentures at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Preferred Stock--The Exchange Debentures".


    The New Preferred Stock is being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of February 18, 1997 (the "Registration Rights Agreement"), by and between the Company and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Preferred Stock. Notwithstanding the foregoing, each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that (i) Old Preferred Stock tendered by it in the Exchange Offer was acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Preferred Stock received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nevertheless be deemed to be an "underwriter" within the meaning of the Securities Act in such circumstances. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Preferred Stock acquired directly from the Company). The Company has agreed that, for a period of one year following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


    The Company has been advised by the Initial Purchaser that it intends to make a market for the New Preferred Stock; however, the Initial Purchaser is not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market will develop or, that if such a market develops, that it will continue. This Prospectus may be used by the Initial Purchaser in connection with offers and sales of the New Preferred Stock which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of such sale. The Initial Purchaser may act as principal or agent in such transaction.


    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Preferred Stock). Tenders of Old Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Preferred Stock, the Company will promptly return the Old Preferred Stock to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Old Preferred Stock as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Liquidated Damages if the Exchange Offer is not consummated by August 1, 1997 and, under certain circumstances, file a shelf registration statement with respect to the Preferred Stock. See "The Exchange Offer".


    The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange pursuant thereto.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AND OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http:\\www.sec.gov. The Company's Class A Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Preferred Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete with respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Company's Annual Report on Form 10-K (including, without limitation, information regarding Executive Compensation and Management's Discussion and Analysis of Financial Condition and Results of Operations) for the fiscal year ended December 31, 1996 ("1996 Annual Report"), is incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are incorporated by reference in such document). Requests shall be directed to the attention of George Leibowitz, Senior Vice President Finance Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, CT 06902 (telephone (203) 325-5400).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS AND BY THE INFORMATION AND FINANCIAL STATEMENTS APPEARING IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN CONNECTION WITH THE EXCHANGE OFFER.

                                  THE COMPANY


    Petroleum Heat and Power Co., Inc. is the largest retail distributor of home heating oil in the United States, with total sales of $608.2 million for the year ended December 31, 1996. See "--Summary Financial Data." Petro serves approximately 400,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of New York City, Boston, Washington, D.C., Baltimore, Providence and Hartford.


    In addition to selling home heating oil, the Company installs and repairs heating equipment. The Company considers such services, which are not typically designed to generate profits, to be an integral part of its basic fuel oil business and generally does not provide service to any person who is not a heating oil customer. The Company provides home heating equipment repair service 24 hours a day, 365 days a year, generally within four hours of request, and regularly provides various service incentives to obtain and retain customers. To a limited extent, the Company also markets other petroleum products, including diesel fuel and gasoline, to commercial customers.


    The Company's volume, cash flow and operating profits before depreciation and amortization have increased significantly since 1980, primarily because of its acquisition of other home heating oil businesses. The home heating oil industry is large, highly fragmented and undergoing consolidation, with approximately 3,700 independently owned and operated home heating oil distributors in the Northeast. Petro is the principal consolidator in this industry and, since 1979, when current management assumed control, has acquired 179 retail heating oil distributors. Petro acquires distributors in both new and existing markets and integrates them into the Company's existing operations. Economies of scale are realized from these purchases through the centralization of accounting, data processing, fuel oil purchasing, credit and marketing functions. Due to its acquisition history, the Company is well known in the heating oil industry and is regularly contacted by potential sellers. In addition, the Company has become more proactive in identifying and contacting potential acquisition candidates. As a result of its growth strategy, heating oil volume sold increased from 59.4 million gallons in 1980 to 456.1 million gallons for the year ended December 31, 1996, a compound annual growth rate of 13.6%. The Company believes that it is uniquely positioned to continue its strategy given the Company's acquisition expertise, reputation, access to capital and the absence of competitors with a comparable combination of these attributes. Despite the Company's size, Petro estimates that its customer base represents only approximately 5% of the residential home heating oil customers in the Northeast.


    In recent years, the Company has also increased its focus on its operating strategy. As a result of a major strategic study aimed at improving organizational and marketing effectiveness, Petro has recently begun to implement an operational restructuring program designed to improve the Company's productivity and responsiveness to customers. Based on its size, the Company is seeking to redefine its organizational structure and to access developments in communications and computer technology which are currently in use by other large distribution businesses, but which are generally not used by retail heating oil companies. In addition, Petro is seeking to create a premium brand image that will capitalize on both its size and the lack of consumer brand awareness in the heating oil industry. These efforts are designed to reduce operating costs, maximize customer satisfaction, build name recognition and minimize net customer attrition.

    As part of the implementation of this operational restructuring program, in April 1996, the Company opened its first regional customer service center on Long Island, New York. This state-of-the-art facility currently conducts all activities which interface with the Company's approximately 100,000 Long Island customers, including sales, customer service, credit and accounting. The Company is also now operating under the single brand name of "Petro" on Long Island, rather than the 12 brand names previously in use. In connection with the opening of the customer service center, five full-function branches were consolidated into three strategically located delivery and service depots to serve the Company's customers more efficiently. In October 1996, the Company announced the formation of its Mid-Atlantic operating region. The Company will continue to test and refine its systems in preparation for implementation of optimal operating structures throughout the Company. The Company anticipates that the total cost of this program will be approximately $21.0 million over four years, of which approximately $6.0 million has been incurred to date.

    The Company's business, the sale of home heating oil principally to residential customers, has been relatively stable primarily due to the following fundamental industry characteristics: (i) residential demand for heating oil has been relatively unaffected by general economic conditions due to the non-discretionary nature of heating oil purchases, (ii) homeowners have tended to remain with their existing distributors of heating oil products and (iii) loss of customers to other energy sources, primarily natural gas, has been low due to either the high cost of conversion from home heating oil or lack of availability of natural gas. While weather can have a material effect on the Company's sales in any particular year, temperatures over the past 30 years have been relatively stable, and as a result have not had a significant impact on the Company's long-term performance.

    The Company is a Minnesota corporation. Its principal executive offices are located at 2187 Atlantic Street, Stamford, Connecticut 06902 and its telephone number is (203) 325-5400. The Company operates directly and through its subsidiaries in eight (8) states and the District of Columbia.

RECENT DEVELOPMENTS

    In January 1997, the Company announced that its Board of Directors elected Thomas M. Isola, the Company's Chief Operating Officer, to the additional post of President, reflecting his role in designing and implementing the Company's regionalization and operational restructuring program.

    In January 1997, the Company also announced that, in keeping with its strategy of deleveraging the Company, and in connection with its operational restructuring, it will reduce its common stock dividend to an annual rate of 30 cents per share, as compared to the previous annual rate of 60 cents per share. On March 3, 1997 the Company declared a quarterly dividend of $.075 per share payable on April 1, 1997. In addition, certain members of the Company's Board of Directors and management and certain affiliated parties have announced their current intention to reinvest dividends on 3.5 million shares of common stock through the Company's dividend reinvestment plan.

    In February 1997, the Company completed a private placement (the "Private Offering") under Rule 144A of the Securities Act, pursuant to which the Company issued and sold $30 million of Old Preferred Stock, from which the Company received net proceeds of approximately $28 million, after payment of discounts and commissions to the Initial Purchaser and offering expenses. The Company intends to use the net proceeds of the Private Offering for general corporate purposes, including the Company's operational restructuring and acquisition programs, and, until applied, to reduce the amounts outstanding under the Company's working capital facilities.

    Simultaneously with the closing of the Private Offering, the Company entered into agreements (the "Private Debt Modification") with the holders of its 11.96% Notes (as defined) and 1989 Preferred Stock pursuant to which (a) holders of $30 million in aggregate principal amount of senior 11.96% Notes extended the final maturity date of such Notes from October 1, 1998 to October 1, 2002; (b) the Company exchanged $30 million in aggregate principal amount of subordinated 11.96% Notes for a like principal amount of newly issued senior 11.96% Notes with a final maturity of October 1, 2002; and (c) the holders of the 1989 Preferred Stock agreed to certain covenant modifications that permitted the Company to issue the Preferred Stock.

    For the first quarter of 1997, the Company expects financial results to be significantly impacted by weather, which, through February, was between 9.0% and 16.1% warmer than normal in the markets in which the Company operates.

STAR GAS TRANSACTIONS

    In December 1993, the Company purchased a 29.5% equity interest in Star Gas Corporation ("Star Gas") for $16.0 million and acquired options to purchase the remaining equity interest. In December 1994, the Company completed the acquisition of Star Gas for approximately $25.9 million by exercising its right to purchase the remaining outstanding common equity of Star Gas through the payment of $3.8 million in cash and the issuance of 2.5 million shares of the Company's Class A Common Stock. In November 1995, Star Gas Partners, L.P., a Delaware limited partnership ("Star Gas Partners"), and Star Gas organized Star Gas Propane, L.P., a Delaware limited partnership (the "Operating Partnership"). Star Gas is the general partner of both Star Gas Partners and the Operating Partnership. In December 1995, Petro transferred substantially all of its propane assets and liabilities to Star Gas, which then transferred substantially all of its assets and liabilities to the Operating Partnership in exchange for general and limited partner interests. In December 1995, Star Gas Partners completed its initial public offering of approximately 2.9 million common units of limited partner interests at a price of $22 per unit and, concurrently, Star Gas issued approximately $85.0 million in first mortgage notes to certain institutional investors.

    As a result of the foregoing transactions (the "Star Gas Transactions"), Star Gas received a 46.5% equity interest in Star Gas Partners and Petro received net proceeds of $134.7 million, of which $72.6 million was used to repay $67.8 million in principal amount of long-term debt and $6.0 million was reserved to guarantee Star Gas Partners' minimum quarterly distribution, leaving a balance of approximately $56.1 million. The Company expects to receive $5.5 million annually in distributions upon payment by Star Gas Partners of its minimum quarterly distribution.

    With the acquisition of Star Gas on December 7, 1994, and its operation as a wholly-owned subsidiary of the Company until December 19, 1995, the Company's operations were consolidated and classified into two business segments: Home Heating Oil and Propane. For financial information regarding the Company's business segments, see Note 16 to the Company's Consolidated Financial Statements included in the 1996 Annual Report and incorporated by reference herein. As a result of the Star Gas Transactions, the Company currently accounts for its investment in Star Gas Partners following the equity method of accounting.

    In August 1996, Star Gas Partners announced that it had retained Morgan Stanley & Co. Incorporated to assist it in the development and consideration of strategic alternatives including the possibility of a sale or merger. In March 1997, Star Gas Partners announced that as a result of this review, as well as its assessment of its financial results and prospects, it had determined to discontinue this effort and to retain its independence and pursue opportunities for growth in the coming years.

                               THE EXCHANGE OFFER

Registration Rights Agreement...  The Old Preferred Stock was sold by the Company on
                                  February 18, 1997 to the Initial Purchaser who placed the
                                  Old Preferred Stock with certain qualified institutional
                                  and accredited investors. In connection therewith, the
                                  Company executed and delivered for the benefit of the
                                  holders of the Old Preferred Stock the Registration Rights
                                  Agreement providing for, among other things, the Exchange
                                  Offer.

The Exchange Offer..............  One share of New Preferred Stock is being offered in exchange for each issued and outstanding share of Old
                                  Preferred Stock. The Company will issue the New Preferred
                                  Stock to Holders promptly following the Expiration Date.
                                  See "Risk Factors--Consequences of Failure to Exchange."
                                  Holders of the Old Preferred Stock do not have appraisal
                                  or dissenters' rights in connection with the Exchange
                                  Offer under the Minnesota Business Corporation Act, the
                                  governing law of the state of incorporation of the
                                  Company.

Minimum Condition...............  The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered or
                                  accepted for exchange.

Expiration Date.................  5:00 p.m., New York City time, on             1997, unless
                                  the Exchange Offer is extended, in which case the term
                                  "Expiration Date" means the latest date and time to which
                                  the Exchange Offer is extended.

Conditions to the Exchange
  Offer.........................  The Exchange Offer is subject to certain customary
                                  Exchange Offer conditions, which may be waived by the
                                  Company. See "The Exchange Offer--Conditions." The Company
                                  reserves the right to terminate or amend the Exchange
                                  Offer at any time prior to the Expiration Date upon the
                                  occurrence of any such condition. NO VOTE OF THE COMPANY'S
                                  SECURITY HOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER
                                  AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT
                                  HEREBY.

Procedures for Tendering Old
  Preferred Stock...............  Each Holder of Old Preferred Stock wishing to accept the
                                  Exchange Offer must complete, sign and date the Letter of
                                  Transmittal, or a facsimile thereof, in accordance with
                                  the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                                  facsimile, together with the Old Preferred Stock, or a
                                  Book-Entry Confirmation (as defined), as the case may be,
                                  and any other required documentation to the exchange agent
                                  (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will
                                  represent to the Company, among other things, that (i) the
                                  New Preferred Stock acquired pursuant to the Exchange
                                  Offer by the Holder and any beneficial owners of Old
                                  Preferred Stock is being obtained in the ordinary course
                                  of business of the person receiving

                                  such New Preferred Stock, (ii) neither the Holder, nor
                                  such beneficial owner is participating in, intends to
                                  participate in, or has an arrangement or understanding
                                  with any person to participate in, the distribution of
                                  such New Preferred Stock and (iii) neither the Holder nor
                                  such beneficial owner is an "affiliate," as defined under
                                  Rule 405 of the Securities Act, of the Company. Each
                                  broker-dealer that receives New Preferred Stock for its
                                  own account in exchange for Old Preferred Stock, where
                                  such Old Preferred Stock was acquired by such broker or
                                  dealer as a result of market-making activities or other
                                  trading activities (other than Old Preferred Stock
                                  acquired directly from the Company), may participate in
                                  the Exchange Offer but may be deemed an "underwriter"
                                  under the Securities Act and therefore, must acknowledge
                                  in the Letter of Transmittal that it will deliver a
                                  prospectus in connection with any resale of such New
                                  Preferred Stock. The Letter of Transmittal states that by
                                  so acknowledging and by delivering a prospectus, a broker
                                  or dealer will not be deemed to admit that it is an
                                  "underwriter" within the meaning of the Securities Act.
                                  See "The Exchange Offer--Procedures for Tendering" and
                                  "Plan of Distribution."

Special Procedures for
  Beneficial Owners.............  Any beneficial owner whose Old Preferred Stock is registered in the name of a broker, dealer, commercial
                                  bank, trust company or other nominee and who wishes to
                                  tender should contact such registered Holder promptly and
                                  instruct such registered Holder to tender on such
                                  beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must,
                                  prior to completing and executing the Letter of
                                  Transmittal and delivering his or her Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such owner's name or obtain
                                  a properly completed stock power from the registered
                                  Holder. The transfer of registered ownership may take
                                  considerable time. See "The Exchange Offer--Procedures for
                                  Tendering."

Book-Entry Transfer.............  Any financial institution that is a participant in the
                                  Book-Entry Transfer Facility's (as defined) system may
                                  make book-entry delivery of Old Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Old
                                  Preferred Stock into the Exchange Agent's account at the
                                  Book-Entry Transfer Facility in accordance with such
                                  Book-Entry Transfer Facility's procedures for transfer.
                                  See "The Exchange Offer--Book-Entry Transfer."

Guaranteed Delivery
  Procedures....................  Holders of Old Preferred Stock who wish to tender their
                                  Old Preferred Stock and (i) whose Old Preferred Stock is
                                  not immediately available, (ii) who cannot deliver their
                                  Old Preferred Stock, the Letter of Transmittal or any
                                  other documents required by the Letter of Transmittal to
                                  the Exchange Agent prior to the Expiration Date or (iii)
                                  who cannot complete the procedure for book-entry transfer
                                  on a timely basis, must tender their Old Preferred Stock
                                  according to the guaranteed delivery procedures set forth

                                  herein. See "The Exchange Offer--Guaranteed Delivery
                                  Procedures."

Withdrawal Rights...............  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                  New York City time, on the Expiration Date. See "The
                                  Exchange Offer-- Withdrawal of Tenders."

Acceptance of Old Preferred
  Stock and Delivery of New
  Preferred Stock...............  The Company will accept for exchange any and all shares of
                                  Old Preferred Stock which are properly tendered and not
                                  withdrawn in the Exchange Offer prior to 5:00 p.m., New
                                  York City time, on the Expiration Date. The New Preferred
                                  Stock issued pursuant to the Exchange Offer will be
                                  delivered promptly following the Expiration Date. See "The
                                  Exchange Offer--Terms of the Exchange Offer."

Federal Income Tax
  Consequences..................  The Company has been advised by Phillips Nizer Benjamin
                                  Krim & Ballon LLP, that the exchange of Old Preferred
                                  Stock for New Preferred Stock by tendering holders will
                                  not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or
                                  loss or any interest income for federal income tax
                                  purposes as a result of such exchange. See "Certain
                                  Federal Income Tax Considerations."

Use of Proceeds.................  The Company will not receive any proceeds from the exchange pursuant to the Exchange Offer.

Exchange Agent..................  American Stock Transfer & Trust Company is serving as
                                  Exchange Agent in connection with the Exchange Offer. See
                                  "The Exchange Offer--Exchange Agent."


                      CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Preferred Stock who do not exchange their Old Preferred Stock for New Stock pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Old Preferred Stock pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors-- Consequences of Failure to Exchange.

                 SUMMARY DESCRIPTION OF THE NEW PREFERRED STOCK

                          AND THE EXCHANGE DEBENTURES

    The terms of the Old Preferred Stock and the New Preferred Stock are identical in all material respects, except for certain transfer restrictions relating to the Old Preferred Stock.

    In the Exchange Offer, the Holders of Old Preferred Stock will receive New Preferred Stock having a liquidation preference equal to that of the surrendered Old Preferred Stock. The New Preferred Stock issued in exchange for Old Preferred Stock will accrue dividends from and including the date of consummation of the Exchange Offer. Additionally, dividends will accrue from the last payment date on which dividends were paid on the Old Preferred Stock surrendered in exchange therefor, or, if no dividends have been paid on the Old Preferred Stock, from the date of original issuance of the Old

Preferred Stock. Holders who do not tender their shares of Old Preferred Stock in the Exchange Offer will continue to accrue dividends on their shares of Old Preferred Stock.

NEW PREFERRED STOCK

  Securities Offered............  Up to 1,200,000 shares of 12 7/8% Series B Exchangeable
                                  Preferred Stock due 2009.

  Dividends.....................  Dividends on the New Preferred Stock will accrue at a rate of 12 7/8% per annum of the liquidation preference thereof and will be payable in cash on February 15, May 15, August
                                  15 and November 15 of each year commencing May 15, 1997.

  Liquidation Preference........  $25 per share.

  Ranking.......................  The New Preferred Stock will rank senior in right of payment with respect to all Junior Securities, including
                                  the Company's Class A Common Stock and Class C Common
                                  Stock, PARI PASSU in right of payment with respect to all
                                  Parity Securities, including the 1989 Preferred Stock, and junior in right of payment to all Senior Securities,
                                  including the Class B Stock. In addition, the New Pre-
                                  ferred Stock will rank junior in right of payment to all
                                  Indebtedness and other obligations of the Company. As of
                                  December 31, 1996, after giving pro forma effect to the
                                  Private Offering, the New Preferred Stock would have been
                                  (a) junior in right of payment to approximately $294.4
                                  million of total Indebtedness of the Company, (b) junior
                                  in right of payment to 11,000 shares of Class B Stock,
                                  having an aggregate liquidation preference of $0.1
                                  million, and (c) PARI PASSU in right of payment to 125,000 shares of 1989 Preferred Stock, having an aggregate
                                  liquidation preference of $12.5 million. In addition, the
                                  Company has the ability to issue up to 800,000 additional
                                  shares of New Preferred Stock, subject to certain
                                  conditions. The New Preferred Stock will be effectively
                                  subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries which, as of
                                  December 31, 1996, totalled approximately $19.0 million,
                                  consisting primarily of trade payables. See "Description
                                  of Preferred Stock--Preferred Stock--Ranking."

  Optional Redemption...........  The New Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time on or
                                  after February 15, 2002 at the redemption prices set forth herein, plus accumulated and unpaid dividends and
                                  Liquidated Damages, if any, to the date of redemption. See
                                  "Description of Preferred Stock--Preferred Stock--Optional
                                  Redemption."

  Change of Control.............  Upon a Change of Control, the Company will be required to offer to each Holder of New Preferred Stock to purchase
                                  all or any part of such Holder's New Preferred Stock at an offer price in cash equal to 101% of the liquidation
                                  preference thereof, plus accumulated and unpaid dividends
                                  and Liquidated Damages, if any, to the date of purchase.
                                  See "Description of Preferred Stock--Preferred
                                  Stock--Change of Control."

  Covenants.....................  The Certificate of Designation (as defined) contains covenants that limit the ability of the Company to issue
                                  new classes of Senior Securities or Parity Securities,
                                  incur Funded Debt (as defined), merge or consolidate with
                                  any other entity, sell assets, enter into transactions
                                  with affiliates, incur indebtedness or issue preferred
                                  stock of subsidiaries, make certain Restricted Payments
                                  (as defined) and restrict distributions from subsidiaries.
                                  See "Description of Preferred Stock--Preferred
                                  Stock--Certain Covenants."

  Exchange Feature..............  On any scheduled dividend payment date on or after
                                  February 15, 2000, the Company may, at its option,
                                  exchange all but not less than all of the shares of New
                                  Preferred Stock then outstanding for the Company's 12 7/8%
                                  Junior Subordinated Exchange Debentures due 2009. See
                                  "Description of Preferred Stock--Preferred Stock --
                                  Exchange."

EXCHANGE DEBENTURES

  Securities Offered............  $30 million principal amount of 12 7/8% Junior
                                  Subordinated Exchange Debentures due 2009.

  Maturity Date.................  February 15, 2009

  Interest Payment Dates........  February 15 and August 15 of each year, commencing on the first such date following issuance of the Exchange
                                  Debentures.

  Optional Redemption...........  The Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or
                                  after February 15, 2002, at the redemption prices set
                                  forth herein, plus accrued and unpaid interest and
                                  Liquidated Damages, if any, to the date of redemption. See
                                  "Description of Preferred Stock--The Exchange
                                  Debentures--Optional Redemption."

  Change of Control.............  Upon a Change of Control, the Company will be required to offer to each holder of Exchange Debentures to purchase
                                  all or any part of such holder's Exchange Debentures at a
                                  purchase price equal to 101% of the principal amount
                                  thereof, plus accrued and unpaid interest and Liquidated
                                  Damages, if any, to the date of purchase. See "Description of Preferred Stock--The Exchange Debentures-- Change of
                                  Control."

  Ranking.......................  The Exchange Debentures will be general unsecured obligations of the Company, subordinated in right of
                                  payment to all existing and future Senior Debt (defined to include certain subordinated obligations of the Company)
                                  of the Company. As of December 31, 1996, after giving pro
                                  forma effect to the Private Offering, the Exchange
                                  Debentures would have been subordinated in right of
                                  payment to approximately $294.4 million of Senior Debt. In addition, the Exchange Debentures will be effectively
                                  subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries which, as of
                                  December 31, 1996, totalled approximately $19.0 million,
                                  consisting primarily of trade payables. See "Description
                                  of Preferred Stock--The Exchange Debentures--Ranking and
                                  Subordination."

  Certain Covenants.............  The indenture relating to the Exchange Debentures (the
                                  "Exchange Debenture Indenture") will contain customary
                                  covenants similar to those contained in the Certificate of
                                  Designation. See "Description of Preferred Stock--The
                                  Exchange Debentures-- Certain Covenants."

EXCHANGE OFFER; REGISTRATION
  RIGHTS........................  Pursuant to the Registration Rights Agreement, the Company
                                  has agreed to file this registration statement (the
                                  "Exchange Offer Registration Statement") with respect to
                                  an offer to exchange (the "Exchange Offer") (i) the Old
                                  Preferred Stock for a new issue of preferred stock of the
                                  Company registered under the Securities Act, with terms
                                  substantially identical to those of the Old Preferred
                                  Stock or (ii) if the Preferred Stock has previously been
                                  converted into Exchange Debentures, the Exchange
                                  Debentures for a new issue of debentures of the Company
                                  (the "New Exchange Debentures") registered under the
                                  Securities Act, with terms substantially identical to
                                  those of the Exchange Debentures. If (1) the Exchange
                                  Offer is not permitted by applicable law or (2) any holder of Transfer Restricted Securities (as defined) notifies
                                  the Company that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that
                                  it may not resell the New Preferred Stock or New Exchange
                                  Debentures acquired by it in the Exchange Offer to the
                                  public without delivering a prospectus and the prospectus
                                  contained in the Exchange Offer Registration Statement is
                                  not appropriate or available for such resales or (C) that
                                  it is a broker-dealer and holds Preferred Stock or New
                                  Exchange Debentures acquired directly from the Company or
                                  an affiliate of the Company, the Company will be required
                                  to provide a shelf registration statement (the "Shelf
                                  Registration Statement") to cover resales of such Transfer
                                  Restricted Securities by the holders thereof. If the
                                  Company fails to satisfy these registration obligations,
                                  it will be required to pay liquidated damages ("Liquidated
                                  Damages") to the holders of New Preferred Stock or New
                                  Exchange Debentures under certain circumstances. See
                                  "Description of Preferred Stock--Registration Rights;
                                  Liquidated Damages."

                             SUMMARY FINANCIAL DATA
                         (IN THOUSANDS, EXCEPT RATIOS)

    The following table sets forth summary consolidated financial and other data of the Company and should be read in conjunction with the more detailed financial statements included in the 1996 Annual Report on Form 10-K incorporated by reference herein. Although EBITDA should not be considered a substitute for net income (loss) as an indicator of the Company's operating performance, it is included in the following tables as one of the bases upon which the Company assesses its financial performance. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in the 1996 Annual Report and incorporated herein by reference.

OPERATING DATA:

                                                                                                                 RATIO OF
                                                                                                                EARNINGS TO
                                                                                                               FIXED CHARGES
                                                          DEPRECIATION   INTEREST      NET       PREFERRED     AND PREFERRED
                                               GROSS          AND        EXPENSE,     INCOME       STOCK           STOCK
YEAR ENDED DECEMBER 31,          NET SALES    PROFITS    AMORTIZATION(1)    NET       (LOSS)     DIVIDENDS     DIVIDENDS(2)
-------------------------------  ----------  ----------  --------------  ---------  ----------  -----------  -----------------
1980...........................  $   84,582  $   11,938    $    1,542    $       4  $    1,407   $  --                 6.2x
1981...........................     125,946      17,229         1,336         (434)      1,612      --                 7.2
1982...........................     168,061      28,370         2,595          245       3,690      --                 7.0
1983...........................     159,794      33,806         3,633          375       4,723      --                 9.3
1984...........................     245,249      50,323         7,069        3,394       4,165      --                 3.2
1985...........................     283,493      59,241        11,016        5,053       1,427      --                 1.5
1986...........................     279,889      81,843        15,131        6,580       4,116      --                 2.1
1987...........................     354,508      96,444        20,782        9,212         194      --                 1.0
1988...........................     462,150     133,601        27,151       13,536       1,565      --                 1.2
1989...........................     541,521     139,343        32,093       17,915      (4,287)     --              --    (3)
1990...........................     567,414     132,383        36,313       20,900     (29,267)      1,357          --    (3)
1991...........................     523,243     144,471        35,575       20,728     (16,562)      3,292          --    (3)
1992...........................     512,430     161,489        34,393       18,622      (4,389)      4,452          --    (3)
1993...........................     538,526     171,717        34,664       20,509      (8,431)      3,367          --    (3)
1994...........................     546,677     183,696        32,395       23,766      (4,265)      3,511          --    (3)
1995...........................     609,507     221,682        39,043       38,792     (23,479)      3,263          --    (3)
1996...........................     608,161     180,773        29,945       32,412     (28,315)      2,389          --    (3)

SUMMARY CASH FLOW DATA:

                                                                       NET CASH
                                                                   PROVIDED BY (USED
                                         NET CASH PROVIDED BY             IN)             NET CASH PROVIDED BY
                                         (USED IN) OPERATING           INVESTING          (USED IN) FINANCING
YEAR ENDED DECEMBER 31,                       ACTIVITIES              ACTIVITIES               ACTIVITIES
------------------------------------  --------------------------  -------------------  --------------------------
1988................................          $   26,268              $   (38,938)             $   11,741
1989................................             (19,168)                 (40,294)                 59,864
1990................................              24,392                  (33,329)                 11,256
1991................................              39,616                  (16,583)                (25,654)
1992................................              26,713                  (49,143)                 23,381
1993................................              36,637                  (34,337)                 (1,546)
1994................................              31,449                  (31,672)                 11,083
1995................................              (1,707)                  16,613                  47,905
1996................................              (3,852)                 (26,193)                (44,983)

OTHER DATA:


                                      GALLONS OF HOME
                                          HEATING                                                RATIO OF EBITDA TO
                                          OIL AND                                               INTEREST EXPENSE, NET
                                       RETAIL PROPANE                   RATIO OF EBITDA TO       AND PREFERRED STOCK
YEAR ENDED DECEMBER 31,                     SOLD          EBITDA(4)    INTEREST EXPENSE, NET          DIVIDENDS
-----------------------------------  ------------------  -----------  -----------------------  -----------------------
1980...............................          59,399       $   3,581                N/A                      N/A
1981...............................          72,653           4,351                N/A                      N/A
1982...............................         104,583           9,713               39.6x                    39.6x
1983...............................         123,019          13,560               36.2                     36.2
1984...............................         180,998          19,756                5.8                      5.8
1985...............................         212,183          19,106                3.8                      3.8
1986...............................         255,319          30,274                4.6                      4.6
1987...............................         317,380          30,557                3.3                      3.3
1988...............................         414,535          44,470                3.3                      3.3
1989...............................         449,040          40,076                2.2                      2.2
1990...............................         398,989          26,307                1.3                      1.2
1991...............................         385,557          40,036                1.9                      1.7
1992...............................         423,354          51,325                2.8                      2.2
1993...............................         443,487          48,437                2.4                      2.0
1994...............................         456,719          55,386                2.3                      2.0
1995...............................         503,610          56,753                1.5                      1.4
1996...............................         456,141          37,704                1.2                      1.1


BALANCE SHEET DATA:


                                                                                           AT DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                          ACTUAL     PRO FORMA(5)
                                                                                        -----------  -------------
Cash..................................................................................  $     3,257   $     9,257
Working capital.......................................................................       18,093        46,093
Total assets..........................................................................      275,025       281,025
Total long-term debt (excluding current maturities)...................................      291,337       291,337
Preferred stock (excluding current maturities)........................................        8,333        38,333
Stockholders' deficiency..............................................................     (145,733)     (147,733)


------------------------

(1) Depreciation and amortization includes depreciation and amortization of plant and equipment and amortization of customer lists and deferred charges.

(2) For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, (i) earnings consist of income (loss) before income taxes, net income (loss) derived from investments accounted for by the equity method, and extraordinary items, plus fixed charges, and (ii) fixed charges and preferred stock dividends consist of interest expense, amortization of debt discount, the interest factor in rental expense and preferred stock dividends.

(3) Earnings were insufficient to cover fixed charges and preferred stock dividends by $7.4 million, $32.5 million, $19.6 million, $8.4 million, $10.5 million, $4.5 million, $25.5 million, and $26.1 million for the years ended December 31, 1989, 1990, 1991, 1992, 1993, 1994, 1995 and 1996,
    respectively. However, if non-cash charges to income consisting of depreciation and amortization and non-cash expenses associated with key employees' deferred compensation plans were excluded, the Company's earnings would have exceeded fixed charges and preferred stock dividends by $24.7 million, $3.8 million, $16.0 million, $27.9 million, $24.4 million, $28.2 million, $14.9 million and $4.7 million, respectively, for such periods.

(4) "EBITDA" means operating income before depreciation, amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, if any.



(5) The pro forma balance sheet data as of December 31, 1996 represents the historical data as adjusted to give effect to the Private Offering. See "Pro Forma Balance Sheet."

                                  RISK FACTORS

    Holders of Old Preferred Stock should carefully consider the specific factors set forth below as well as the other information included in this Prospectus in connection with the Exchange Offer. Unless otherwise indicated, the risk factors set forth below are generally applicable to the Old Preferred Stock as well as the New Preferred Stock.

CONSEQUENCES OF FAILURE TO EXCHANGE


    Holders of Old Preferred Stock who do not exchange their Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Stock, as set forth in the legend thereon, as a consequence of the issuance of the Old Preferred Stock pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except under certain limited circumstances, the Company does not currently anticipate that it will register the Old Preferred Stock under the Securities Act. The ability of any Holder to Resell the New Preferred Stock is subject to applicable state securities laws as described in "--Blue Sky Restrictions on Resale of New Preferred Stock" below. To the extent that the Old Preferred Stock is tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Preferred Stock not so tendered could be adversely affected. See "The Exchange Offer."


FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

    To participate in the Exchange Offer and avoid the consequences of failing to exchange the Old Preferred Stock, Holders of Old Preferred Stock must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described herein and in the Letter of Transmittal. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW PREFERRED STOCK

    In order to comply with the securities laws of certain jurisdictions, the New Preferred Stock may not be offered or resold by any Holder unless registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company has agreed to register or qualify the resale of the New Preferred Stock in such jurisdictions only in limited circumstances and subject to certain conditions.


SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE DEBT AND PAY PREFERRED STOCK
  DIVIDENDS


    At December 31, 1996 (after giving pro forma effect to the Private Offering), the Company would have had outstanding an aggregate of $294.4 million of long-term debt, $42.5 million of redeemable preferred stock and stockholders' deficiency of $147.7 million. See "Capitalization." Of such long-term debt and preferred stock, $7.2 million, $6.5 million and $14.4 million matures in 1997, 1998 and 1999, respectively. In addition, the Company may incur additional indebtedness and issue additional redeemable preferred stock from time to time to finance expansion, either through capital expenditures or acquisitions, or for other general corporate purposes. The degree to which the Company is leveraged could have important consequences to holders of the New Preferred Stock or the Exchange Debentures including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest, dividends, principal and other repayment obligations, thereby reducing the funds available to the Company for its operations and future acquisitions, (ii) the Company's ability to obtain additional financing in the future may be impeded and (iii) the Company's degree of leverage may make it vulnerable to a downturn in its business or of the economy in general.


    Earnings were insufficient to cover fixed charges and preferred stock dividends by $10.5 million, $4.5 million, $25.5 million and $26.1 million for the years ended December 31, 1993, 1994, 1995 and 1996, respectively. However, if non-cash charges to income consisting of depreciation and amortization and non-cash expenses associated with key employees' deferred compensation plans were excluded, the Company's earnings would have exceeded fixed charges and preferred stock dividends by $24.4 million, $28.2 million, $14.9 million and $4.7 million, respectively, for such periods.


JUNIOR RANKING AND SUBORDINATION OF NEW PREFERRED STOCK TO COMPANY INDEBTEDNESS


    The New Preferred Stock will rank senior in right of payment with respect to all Junior Securities, including the Company's Class A Common Stock and Class C Common Stock, PARI PASSU in right of payment with respect to all Parity Securities, including the 1989 Preferred Stock, and junior in right of payment to all Senior Securities, including the Class B Stock. In addition, the New Preferred Stock will rank junior in right of payment to all Indebtedness and other obligations of the Company. As of December 31, 1996, after giving pro forma effect to the Private Offering, the New Preferred Stock would have been
(a) junior in right of payment to approximately $294.4 million of total Indebtedness of the Company, (b) junior in right of payment to 11,000 shares of Class B Stock, having an aggregate liquidation preference of $0.1 million, and
(c) PARI PASSU in right of payment to 125,000 shares of 1989 Preferred Stock, having an aggregate liquidation preference of $12.5 million. In addition, the Company has the ability to issue up to 800,000 additional shares of New Preferred Stock having an aggregate liquidation preference of up to $20 million, subject to certain conditions. In addition, the Exchange Debentures will be subordinated to the prior payment of all existing and future Senior Debt (defined to include certain subordinated obligations) of the Company. As of December 31, 1996, after giving pro forma effect to the Private Offering, the Exchange Debentures would have been subordinated to approximately $294.4 million of Senior Debt. The New Preferred Stock and the Exchange Debentures will also be effectively subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries which, as of December 31, 1996, totalled approximately $19.0 million, consisting primarily of trade payables. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the New Preferred Stock only after all Senior Securities and all indebtedness of the Company has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the shares of New Preferred Stock then outstanding. In addition, in the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See "Description of Preferred Stock--Preferred Stock--Ranking" and "--The Exchange Debentures--Ranking and Subordination."

RESTRICTIONS ON PAYMENT OF DIVIDENDS

    Under the terms of the Company's currently outstanding indebtedness, the Company generally may not pay any dividend or make a distribution on its capital stock, including the New Preferred Stock, if the amount expended for such purpose exceeds the sum of (a) 50% of the aggregate Cash Flow (as defined) of the Company and (b) the aggregate net proceeds, including the fair value of property other than cash, received by the Company from the issue or sale of capital stock of the Company. Under the most restrictive of these restrictions, after giving pro forma effect to the Private Offering, approximately $36.8 million would have been available as of December 31, 1996 for dividends or distributions in respect of the Company's capital stock, including the New Preferred Stock. There can be no assurance that the Company will generate sufficient Cash Flow in the future to continue to pay dividends on the New Preferred Stock. See "Description of Other Indebtedness."


CHANGE OF CONTROL; REPURCHASE LIMITATIONS


    Upon a Change of Control, the Company will be required to offer to each Holder of New Preferred Stock to purchase all or any part of such Holder's New Preferred Stock at an offer price in cash equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase. If, at the time of a Change of Control, the Company is prohibited by the terms of any indebtedness from purchasing shares of New Preferred Stock then, within 30 days following any Change of Control, the Company must (i) repay in full such indebtedness or (ii) obtain the requisite consent under such indebtedness to permit the purchase of the New Preferred Stock. The Company must first comply with such covenant before it will be required to repurchase shares of New Preferred Stock in the event of a Change of Control; PROVIDED, that the Company's failure to comply with such covenant will constitute a Voting Rights Triggering Event (as defined). As a result, a Holder of the New Preferred Stock may not be able to compel the Company to purchase his New Preferred Stock unless the Company is able at the time to refinance all such indebtedness. Except as described under "Description of Preferred Stock--Preferred Stock--Change of Control," the Certificate of Designation does not contain provisions that permit the holder of New Preferred Stock to require the Company to redeem the New Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including any such transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. See "Description of Preferred Stock--Preferred Stock--Change of Control."


WEATHER CONDITIONS AFFECT THE DEMAND FOR HEATING OIL; THE COMPANY'S BUSINESS IS
  SEASONAL



    Because the Company's business is directly related to heating, weather patterns during the winter months can have a material effect on the Company's sales of heating oil. Variations in temperature levels do occur from year to year, and warmer than normal weather may adversely affect the Company's results, while colder than normal weather may favorably affect the Company's results. For the year ended December 31, 1996, temperatures were approximately 1.6% colder (on a heating degree-day basis) than normal, while for the year ended December 31, 1995, temperatures were approximately 2.3% warmer (on a heating degree-day basis) than normal. Heating degree days measure the amount by which the average of the high and low temperatures on a given day is below 65 degrees Fahrenheit. There can be no assurance that average temperatures in future years will not be above the historical average. In addition, the timing of heating degree days can impact the consumption of heating oil due to the general tendency of consumers to heat their homes to a greater extent during the winter months rather than at the beginning or the end of the heating season. As an example, as a result of colder than normal weather in October and November 1996, the fourth quarter of 1996 was only 0.7% warmer than normal. However, the Company believes that warmer than normal weather in December 1996 had a greater negative impact on volume, sales and cash flow than the positive contribution of the colder than normal weather in October and November 1996.


    The seasonal nature of the Company's business results in the sale by the Company of approximately 50% of its volume of home heating oil in the first quarter and 30% of its volume of home heating oil in the fourth quarter of each year. Accordingly, the Company generally realizes higher levels of EBITDA and net income in both of these quarters and net losses during the second and third quarters of each year.

CUSTOMER ATTRITION

    The Company's net attrition of existing home heating oil customers has been between approximately 5% to 6% per annum over the past five years. This rate represents the net of the Company's annual gross customer loss rate of approximately 15% to 16%, offset by customer gains of approximately 10% per annum. Gross customer losses are a result of various factors, including customers moving, changing suppliers due to price sensitivity or service issues, natural gas conversions and credit problems. Customer gains are a result of the Company's active marketing and service programs and other incentives. There can be no assurance that the Company will be able to maintain or reduce its average home heating oil customer net attrition rate in the future.


THE COMPANY IS SUBJECT TO SUPPLY AND PRICING RISKS



    Home heating oil is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. While sustantially all of the Company's supply in recent years has been from North American sources, there can be no assurance that any disruptions in the supply of crude oil from foreign sources would not adversely affect the Company's home heating oil business. Past disruptions of this nature have affected the price of home heating oil to the Company.



    During certain periods of sudden and sharp fluctuations in supply cost, such as those experienced during 1996, the Company may be unwilling or unable to pass the entire increase in supply costs on to its customers. This may result in reduced gross profit margin and may negatively impact the Company's financial performance. It is also possible that significant wholesale price increases over an extended period of time could have the effect of reducing demand by encouraging conservation or conversion to alternative energy sources. If demand was reduced and the Company was unable to increase its gross profit margin or reduce its operating expenses, the decrease in volume would adversely effect the Company's financial performance.



    In addition, approximately 20% of the Company's heating oil volume is sold to individual customers under agreements pre-establishing the maximum sales price of oil over a period of up to 12 months. The maximum price at which oil is sold to these "capped-price" customers generally is renegotiated in April of each year in light of then current market conditions. The Company currently enters into forward purchase contracts for a substantial majority of the oil it sells to these capped-price customers in advance and at a fixed cost. Should events occur after a capped sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while margins for those customers whose oil was purchased in advance would be unaffected. Conversely, if, during this period, the cost of oil decreased below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while margins for those customers whose oil was not purchased in advance would be unaffected or higher than expected. In the past few years, the percentage of the Company's customers with capped price arrangements has increased, and the gross profit margin of oil sold to these customers has been lower than that of oil sold to the Company's other retail customers, thereby negatively affecting the Company's financial performance. There can be no assurance that this trend will not continue in the future, and thereby continue to negatively affect the Company's financial performance.



THE COMPANY'S ABILITY TO GROW DEPENDS UPON ACQUISITIONS


    In recent years, demand for home heating oil has been affected by conservation efforts and conversions to natural gas. In addition, as the number of new homes that use oil heat has not been significant, there has been virtually no increase in the customer base due to housing starts. As a result, the size of the home heating oil market is likely to be stagnant and may even decline in the future. The Company's growth in the past decade has been directly tied to the success of its acquisition program, and its future financial performance will depend on its ability to continue to identify and successfully consummate acquisitions.

    There is no assurance that the Company will be able to continue to identify new acquisitions or that it will have the access to capital necessary to consummate such acquisitions. The Company is subject to certain debt incurrence covenants in the Certificate of Designation and in certain agreements governing other borrowings that might restrict the Company's ability to incur indebtedness to finance acquisitions. In addition, factors which may adversely affect the Company's operating and financial results may, in turn, limit the Company's access to capital and its acquisition activities.


ENERGY EFFICIENCY AND TECHNOLOGY MAY AFFECT DEMAND


    The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has caused a decline in demand for home heating oil by retail customers. The Company cannot predict the impact of future conservation measures or the effect of any technological advances.

COMPETITION FOR NEW RETAIL CUSTOMERS

    The Company's business is highly competitive. The Company competes with fuel oil distributors offering a broad range of services and prices, from full service distributors, like the Company, to those offering delivery only. Competition with other companies in the fuel oil industry is based primarily on customer service and price.

    Long-standing customer relationships are typical in the retail home heating oil industry. Many companies in the industry, including Petro, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns without the customer making an affirmative purchase decision each time oil is needed. In addition, most companies, including Petro, provide home heating equipment repair service on a 24-hour per day basis, which tends to build customer loyalty.


    As a result of, among others, the factors noted above, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other home heating oil distributors. In addition, in certain instances, homeowners have formed buying cooperatives which seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain.


COMPETITION FROM ALTERNATE ENERGY SOURCES

    The Company competes for customers with suppliers of alternate energy products, principally natural gas and electricity. Over the past five years, conversions by the Company's customers from heating oil to other sources, primarily natural gas, have averaged approximately 1% per annum of the homes served by the Company. This rate of conversion is largely a function of the cost of replacing an oil-fired heating system with one that uses natural gas and the relative retail prices of fuel oil and natural gas. During 1980 and 1981, when there were government controls on the price of natural gas, and for a short time in 1990 and 1991, during the Persian Gulf crisis, the Company's home heating oil customers converted to gas at approximately a 2% annual rate as oil prices increased relative to the price of natural gas. However, since the spring of 1991, gas conversions by the Company's home heating oil customers have returned to their approximate 1% historical annual rate as the prices for the two products returned to approximate parity. As fuel oil is a less expensive heating source than electricity, the Company believes that an insignificant number of its customers switch to electric heat from oil heat. See "Business--Fundamental Characteristics."

RECENT NET LOSSES

    The Company incurred net losses of $8.4 million, $4.3 million, $23.5 million and $28.3 million for the years ended December 31, 1993, 1994 and 1995 and 1996, respectively. These net losses were primarily a result of the amortization expense associated with the numerous acquisitions consummated since 1980. In connection with each acquisition of a home heating oil distributor, the Company amortizes for book purposes 90% of the amount allocated to customer lists over a six-year period and the balance over a 25-year period. In addition, the Company depreciates fixed assets on average over an eight-year period. The aggregate amortization of customer lists and deferred charges and depreciation and amortization of property and equipment in 1993, 1994, 1995 and 1996 amounted to $34.7 million, $32.4 million, $39.0 million and $29.9 million, respectively. Management's strategy is to maximize EBITDA, rather than net income, and net losses are likely to continue in the near term. Continued net losses could adversely affect the Company.


POTENTIAL ADVERSE EFFECT OF REORGANIZATION AND CORPORATE IDENTITY PROGRAM



    The Company is currently implementing a reorganization and corporate identity program. This program may not have the intended positive effect on the Company's operating and marketing efforts and may, in fact, have an overall negative effect on the Company's financial results. There can be no assurance as to the overall effect of this program on the Company's financial results. See "Business--Business Strategy--Operating Strategy."



POTENTIAL COSTS AND LIABILITIES ASSOCIATED WITH ENVIRONMENTAL MATTERS



    The Company has implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. There can be no assurance, however, that environmental compliance will not have a material effect on its operations and financial condition in the future. The Company's policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.


RISKS OF PROPANE BUSINESS

    Petro's ownership interest in and associated distributions from Star Gas Partners are subordinated to Star Gar Partners' outstanding publicly-traded common units of limited partner interest and their associated distributions. Material changes in Star Gas Partners' earnings and distributable cash flow may, accordingly, have a disproportionate impact on the Company's receipt of distributions from Star Gas Partners. Star Gas Partners' earnings are subject to the risks of the propane distribution business generally, including changes in weather, cost and availability of propane, competition from other propane distributors and alternate energy supplies and Star Gas Partners' ability to retain its customers. See "Business-- Propane Business."

DEPENDENCE ON KEY PERSON

    The Company is dependent on the continued services of its Chief Executive Officer, Irik P. Sevin, principally in its acquisition program. If Mr. Sevin were no longer to serve as an employee of the Company, the Company's prospects for future growth could be adversely affected. The Company does not maintain key man life insurance with respect to Mr. Sevin.

CONTROL BY PRINCIPAL STOCKHOLDERS

    The directors of the Company and certain affiliated parties own 100% of the Company's Class C Common Stock. In addition, as of December 31, 1996, the directors owned 29.7% of the Class A Common Stock. Each share of Class A Common Stock of the Company is entitled to one vote per share and each share of Class C Common Stock is entitled to ten votes per share. The shares of Class C Common Stock owned by the directors and such affiliated parties represent, in the aggregate, 53.1% of the voting power of all of the outstanding shares of Common Stock. Consequently, the directors have the ability to control the business and affairs of the Company by virtue of their ability to elect a majority of the Company's board of directors and by virtue of their voting power with respect to other actions requiring stockholder approval.

CERTAIN TAX CONSEQUENCES CONCERNING THE NEW PREFERRED STOCK



    For a discussion of certain material federal income tax consequences which are relevant to the acquisition, ownership and disposition of the New Preferred Stock and if issued, the Exchange Debentures, see "Certain Federal Income Tax Considerations."


ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERS

    The Old Preferred Stock is eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market by Qualified Institutional Buyers ("QIBs"). The New Preferred Stock will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New Preferred Stock, the ability of Holders of the New Preferred Stock to sell their New Preferred Stock, or the price at which Holders would be able to sell their New Preferred Stock. Future trading prices of the New Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. If a trading market does not develop or is not maintained, Holders of the New Preferred Stock may experience difficulty in reselling the New Preferred Stock or may be unable to sell it at all. Although the Initial Purchaser has advised the Company that it currently intends to make a market in the New Preferred Stock and, if issued, the Exchange Debentures, it is not obligated to do so, and may discontinue any such market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance as to the development, liquidity or continuation of any market for the New Preferred Stock and, if issued, the Exchange Debentures. The Company does not intend to apply for listing of any of the shares of New Preferred Stock or the New Exchange Debentures on any securities exchange.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER; REGISTRATION RIGHTS; LIQUIDATED
  DAMAGES

    The Old Preferred Stock was sold by the Company on February 18, 1997 to the Initial Purchaser, who placed the Old Preferred Stock with certain qualified institutional and accredited investors. In connection therewith, the Company and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the Holders of the Old Preferred Stock, that the Company would, at its sole cost, (i) within 60 days following the original issuance of the Old Preferred Stock, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of New Preferred Stock of the Company identical in all material respects to the series of Old Preferred Stock and (ii) use its reasonable best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 120 days following the original issuance of the Old Preferred Stock. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the Holders of the Old Preferred Stock the opportunity to exchange their shares of Old Preferred Stock for a like number of shares of New Preferred Stock, to be issued without a restrictive legend and which may be reoffered and resold by the Holder without restrictions or limitations under the Securities Act.

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any Holder of such New Preferred Stock (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Preferred Stock. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Preferred Stock acquired directly from the Company). The Company has agreed that, for a period of one year following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Each Holder of the Old Preferred Stock who wishes to exchange Old Preferred Stock for New Preferred Stock in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any New Preferred Stock to be received by it was acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Stock. In addition, in connection with any resales of New Preferred Stock, any broker-dealer (an "Exchanging Dealer") who acquired the Old Preferred Stock for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Stock (other than a resale of an unsold allotment from the original sale of the Old Preferred Stock) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Preferred Stock.

    If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined) notifies the Company within a specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) it may not resell the New Preferred Stock or the New Exchange Debentures acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Old Preferred Stock acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (the "Shelf Registration statement") to cover resales of Transfer Restricted Securities by the Holder thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective within 120 days after the date on which the Company becomes obligated to file such Shelf Registration Statement and, except under certain circumstances, keep effective such Shelf Registration Statement until three years after its effective date. For purposes of the foregoing, "Transfer Restricted Securities" means each share of Old Preferred Stock and each Exchange Debenture until (i) the date on which such share of Old Preferred Stock or Exchange Debenture has been exchanged by a person other than a broker-dealer for a share of New Preferred Stock or New Exchange Debenture in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of a share of Old Preferred Stock for New Preferred Stock or of an Exchange Debenture for New Exchange Debenture, the date on which such share of New Preferred Stock or such New Exchange Debenture is sold to a Purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such share of Old Preferred Stock or Exchange Debenture has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such share of Old Preferred Stock or Exchange Debenture is distributed to the public pursuant to Rule 144 under the Securities Act. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder of Transfer Restricted Securities covered by the Shelf Registration Statement copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of Transfer Restricted Securities. A Holder of Transfer Restricted Securities that sells such Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages, if any, set forth in the following paragraph.

    If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to Consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages to each holder of Preferred Stock or Exchange Debenture ("Liquidated Damages"), with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.00125 per week per $25 liquidation preference of Preferred Stock constituting Transfer Restricted Securities, or $.05 per week per $1,000 principal amount of Exchange Debentures constituting Transfer Restricted Securities, held by such holder. The amount of the Liquidated Damages will increase by an additional $.00125 per week per $25 liquidation preference of Preferred Stock or $.05 per week per $1,000 principal amount of Exchange Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.0125 per week per $25 liquidation preference of Preferred Stock or $.50 per week per $1,000 principal amount of Exchange Debentures constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid in cash by the Company on each dividend payment date or interest payment date, as the case may be. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Preferred Stock or Exchange Debentures will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Preferred Stock or Exchange Debentures included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    Payment of Liquidated Damages is the sole remedy available to the Holders of Transfer Restricted Securities in the event that the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the registration of Transfer Restricted Securities for resale under the Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of New Preferred Stock in exchange for each issued and outstanding share of Old Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their Old Preferred Stock pursuant to the Exchange Offer.

    The form and terms of the New Preferred Stock will be identical in all material respects to the form and terms of the Old Preferred Stock, except that
(i) the New Preferred Stock will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Preferred Stock will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for Liquidated Damages, all of which rights will terminate when the Exchange Offer is consummated except under limited circumstances. The New Preferred Stock will have the same liquidation preference as the Old Preferred Stock and will be entitled to the benefits of the Certificate of Designation under which the Old Preferred Stock was, and the New Preferred Stock will be, issued.

    As of the date of this Prospectus, $30 million in aggregate liquidation preference of the Old Preferred Stock was outstanding. The Company has fixed the
close of business on     , 1997 as the record date for the Exchange Offer for
purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered Holder of the Old Preferred Stock.

    Holders of the Old Preferred Stock do not have any appraisal or dissenters' rights under the Minnesota Business Corporation Act or the Certificate of Designation in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    Holders who tender Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
    , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Preferred Stock, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, or termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    Only a Holder of Old Preferred Stock may tender such Old Preferred Stock in the Exchange Offer. A Holder who wishes to tender Old Preferred Stock for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Preferred Stock, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of the Old Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. No Letter of Transmittal or Old Preferred Stock, or Book-Entry Confirmation, as the case may be, should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

    Any beneficial owner whose Old Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Preferred Stock tendered pursuant thereto is tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Preferred Stock listed therein, such Old Preferred Stock must be endorsed or accompanied by a properly completed stock power and signed by such registered Holder as such registered Holder's name appears on such Old Preferred Stock.

    If the Letter of Transmittal or any Old Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Preferred Stock not properly tendered or any Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each Holder will represent to the Company, among other things, that (i) the New Preferred Stock to be acquired by the Holder and any beneficial owners of Old Preferred Stock pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Preferred Stock acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

ACCEPTANCE OF OLD PREFERRED STOCK FOR EXCHANGE; DELIVERY OF NEW PREFERRED STOCK

    For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Preferred Stock for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Preferred Stock for Old Preferred Stock that is accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Preferred Stock or a timely Book-Entry Confirmation a properly completed and duly executed letter of Transmittal and all other required documents. If any tendered shares of Old Preferred Stock are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if a greater number of shares of Old Preferred Stock are submitted than the Holder desires to exchange, such unaccepted or non-exchanged Old Preferred Stock will be returned without expense to the tendering Holder thereof (or, in the case of Old Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

    Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book Entry Transfer Facility's procedures for transfer. However, although delivery of Old Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent on a timely basis at one of the addresses set forth below under "Exchange Agent" or the guaranteed delivery procedures described below must by complied with.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available, (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Preferred Stock and the number of shares of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Preferred Stock, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares of such Old Preferred Stock), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred Stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the Old Preferred Stock register the transfer of such Old Preferred Stock into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Preferred Stock is to be registered if different from that of the Depositor. If certificates for Old Preferred Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Preferred Stock has been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Preferred Stock and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Preferred Stock will be issued with respect thereto unless the Old Preferred Stock so withdrawn is validly retendered. Properly withdrawn Old Preferred Stock may be retendered by following one of the procedures described above "--Procedures for Tendering" at any time prior to 5:00 pm New York City time on the Expiration Date.

    Any Old Preferred Stock which has been tendered but which is not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Old Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Preferred Stock).

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Preferred Stock for, any Old Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Preferred Stock, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and form time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and form time to time.


    If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Preferred Stock and return all tendered Old Preferred Stock to the tendered Holders, (ii) extend the Exchange Offer and retain all Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Preferred Stock (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Preferred Stock which has not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

    American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                  To: AMERICAN STOCK TRANSFER & TRUST COMPANY

                           By Hand/Overnight Courier:
                    American Stock Transfer & Trust Company
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005
                        Attn: Reorganization Department

                            Facsimile Transmission:
                                 (718) 234-5001

                             Confirm by Telephone:
                                 (800) 937 5449

                                For Information:
                                 (800) 937-5449

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing New Preferred Stock or Old Preferred Stock for shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Preferred Stock tendered, or if tendered Old Preferred Stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock, which is the aggregate liquidation preference as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the expenses related to the issuance of the Old Preferred Stock will be recorded as a reduction of additional paid-in capital.

REGULATORY APPROVALS

    The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer.

OTHER

    Participation in the Exchange Offer is voluntary and Holders of Old Preferred Stock should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Preferred Stock pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Preferred Stock and the Registration Rights Agreement. Holders of the Old Preferred Stock who do not tender their Old Preferred Stock in the Exchange Offer will continue to hold such Old Preferred Stock and will be entitled to all the rights, and limitations applicable thereto under the Certificate of Designation, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Old Preferred Stock will continue to be subject to the restrictions on transfer set forth in the Registration Rights Agreement and on the certificates evidencing the Preferred Stock. To the extent that Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Preferred Stock could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Preferred Stock in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996, and as adjusted to give pro forma effect to the Private Offering.

                                                                                            AT DECEMBER 31, 1996
                                                                                          ------------------------
                                                                                            ACTUAL      PROFORMA
                                                                                          -----------  -----------

                                                                                               (IN THOUSANDS)
Cash and cash equivalents:..............................................................  $     3,257  $     9,257
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Short-term obligations:
  Working capital borrowings(1).........................................................  $    22,000      --
  Current maturities of long-term debt..................................................        3,047        3,047
  Current maturities of redeemable preferred stock......................................        4,167        4,167
                                                                                          -----------  -----------
      Total short-term obligations......................................................  $    29,214  $     7,214
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Long-term debt:
  Senior notes(2).......................................................................  $    34,150  $    64,150
  Other senior long-term debt...........................................................       16,787       16,787
  Subordinated notes(2).................................................................       34,150        4,150
  10 1/8% Subordinated Notes due 2003...................................................       50,000       50,000
  12 1/4% Subordinated Debentures due 2005..............................................       81,250       81,250
  9 3/8% Subordinated Debentures due 2006...............................................       75,000       75,000
                                                                                          -----------  -----------
    Total long-term debt................................................................      291,337      291,337
                                                                                          -----------  -----------
Redeemable preferred stock:
  1989 Cumulative Redeemable Preferred Stock, 250,000 shares authorized, 125,000 shares
    outstanding, of which 41,667 are reflected as current...............................        8,333        8,333
  12 7/8% Exchangeable Preferred Stock due 2009, 2,000,000 shares authorized, 1,200,000
    shares issued and outstanding.......................................................      --            30,000
Common Stock redeemable at option of stockholder........................................          984          984
Note receivable from stockholder........................................................         (984)        (984)
Stockholders' equity (deficiency):
  Class A Common Stock, 40,000,000 shares authorized, 22,931,000 shares outstanding.....        2,294        2,294
  Class B Common Stock, 6,500,000 shares authorized, 11,000 shares
    outstanding.........................................................................            1            1
  Class C Common Stock, 5,000,000 shares authorized, 2,567,000 shares outstanding.......          257          257
  Additional paid-in capital............................................................       78,804       76,804
  Deficit...............................................................................     (221,024)    (221,024)
  Minimum pension liability adjustment..................................................       (6,065)      (6,065)
                                                                                          -----------  -----------
    Total stockholders' equity (deficiency).............................................     (145,733)    (147,733)
                                                                                          -----------  -----------
      Total capitalization..............................................................  $   153,937  $   181,937
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------

(1) The Company has available under an amended and restated credit agreement (the "Credit Agreement") a $75.0 million credit facility, consisting of a $60.0 million working capital commitment and a $15.0 million letter of credit facility primarily for insurance purposes.

(2) In connection with the Private Debt Modification, the Company will issue $30.0 million of senior notes to repurchase a like amount of subordinated notes.

                       SELECTED FINANCIAL AND OTHER DATA


    The following table sets forth selected financial and other data of the Company and should be read in conjunction with the more detailed financial statements included elsewhere in this Prospectus. The financial data at the end of and for each of the years in the five year period ended December 31, 1996 are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. Although EBITDA should not be considered as a substitute for net income (loss) as an indicator of the Company's operating performance, it is included in the following table as it is one of the principal bases upon which the Company assesses its financial performance.

                                                                               YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                 1992        1993        1994        1995        1996
                                                              ----------  ----------  ----------  ----------  ----------

                                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................  $  512,430  $  538,526  $  546,677  $  609,507  $  608,161
  Cost of sales.............................................     350,941     366,809     362,981     387,825     427,388
                                                              ----------  ----------  ----------  ----------  ----------
    Gross profit............................................     161,489     171,717     183,696     221,682     180,773
  Operating expenses........................................     110,165     123,281     128,309     164,929     143,069
  Amortization of customer lists and deferred charges.......      28,859      28,731      25,926      26,669      23,371
  Depreciation and amortization of plant and equipment......       5,534       5,933       6,469      12,374       6,574
  Provision for supplemental benefit........................       1,974         263         373       1,407         873
                                                              ----------  ----------  ----------  ----------  ----------
    Operating income (loss).................................      14,957      13,509      22,619      16,303       6,886
  Interest expense--net.....................................      18,622      20,509      23,766      38,792      32,412
  Other income (expense)--net...............................        (324)       (164)        109         218       1,842
  Share of income (loss) of Star Gas........................      --          --          (1,973)        728       2,283
                                                              ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes and extraordinary
    item....................................................      (3,989)     (7,164)     (3,011)    (21,543)    (21,401)
  Income taxes (benefit)....................................         400         400         600         500         500
                                                              ----------  ----------  ----------  ----------  ----------
  Income (loss) before extraordinary item...................      (4,389)     (7,564)     (3,611)    (22,043)    (21,901)
  Extraordinary item........................................      --            (867)       (654)     (1,436)     (6,414)
                                                              ----------  ----------  ----------  ----------  ----------
    Net income (loss).......................................  $   (4,389) $   (8,431) $   (4,265) $  (23,479) $  (28,315)
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
  Ratio of earnings to fixed charges and preferred stock
    dividends(1)............................................          --          --          --          --          --
SUMMARY CASH FLOW DATA:
  Net Cash provided by (used in) operating activities.......  $   26,713  $   36,637  $   31,449  $   (1,707) $   (3,852)
  Net Cash provided by (used in) investing activities.......     (49,143)    (34,337)    (31,672)     16,613     (26,193)
  Net Cash provided by (used in) financing activities.......      23,381      (1,546)     11,083      47,905     (44,983)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1992       1993       1994       1995       1996
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
  EBITDA(2).......................................................  $  51,325  $  48,437  $  55,386  $  56,753  $  37,704
  Interest expense, net...........................................     18,622     20,508     23,766     38,792     32,412
  Preferred Stock
  Dividends.......................................................      4,452      3,367      3,511      3,263      2,389
  Ratio of EBITDA to interest expense, net........................       2.8x       2.4x       2.3x       1.5x       1.2x
  Ratio of EBITDA to interest expense, net and preferred stock
    dividends.....................................................       2.2x       2.0x       2.0x       1.4x       1.1x
  Gallons of home heating oil and retail propane sold.............    423,354    443,487    456,719    503,610    456,141


                                                                         YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------
                                                                                                               PROFORMA
                                                   1992        1993        1994        1995         1996        1996(3)
                                                ----------  ----------  ----------  -----------  -----------  -----------

                                                                             (IN THOUSANDS)
BALANCE SHEET DATA
  Cash........................................  $    3,860  $    4,614  $   15,474  $    78,285  $     3,257  $     9,257
  Working capital (deficiency)................      (6,744)     16,694      28,344       65,408       18,093       46,093
  Total assets................................     252,783     256,589     397,174      357,241      275,025      281,025
  Total long-term debt (excluding current
    maturities)...............................     135,058     185,311     309,945      294,429      291,337      291,337
  Redeemable preferred stock (excluding
    current maturities).......................      37,718      20,833      36,632       12,500        8,333       38,333
  Stockholders' deficiency....................     (33,917)    (61,964)    (66,176)    (100,903)    (145,733)    (147,733)


------------------------

(1) For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, (i) earnings consist of income (loss) before income taxes, net income (loss) derived from investments accounted for by the equity method, and extraordinary items, plus fixed charges, and (ii) fixed charges and preferred stock dividends consist of interest expense, amortization of debt discount, the interest factor in rental expense and preferred stock dividends. Earnings were insufficient to cover fixed charges and preferred stock dividends by $8.4 million, $10.5 million, $4.5 million, $25.5 million, $26.1 million, for the years ended December 31, 1992, 1993, 1994, 1995, and 1996 respectively. However, if non-cash charges to income consisting of depreciation and amortization and non-cash expenses associated with key employees' deferred compensation plans were excluded, the Company's earnings would have exceeded fixed charges and preferred stock dividends by $27.9 million, $24.4 million, $28.2 million, $14.9 million and $4.7 million, respectively, for such periods.


(2) "EBITDA" means operating income before depreciation, amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, if any.



(3) The pro forma balance sheet data as of December 31, 1996 represents the historical data as adjusted to give pro forma effect to the Private Offering. See "Pro Forma Balance Sheet."

                                    BUSINESS


    Petro is the largest retail distributor of home heating oil in the United States, with total sales of $608.2 million for the year ended December 31, 1996. Petro serves approximately 400,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of New York City, Boston, Washington, D.C., Baltimore, Providence and Hartford. Despite its leading position in the home heating oil market, the Company estimates that its heating oil customer base represents approximately 5% of the residential customers in the Northeast.


    In addition to selling home heating oil, the Company installs and repairs heating equipment. The Company considers such services, which are not designed to generate profits, to be an integral part of its basic fuel oil business and generally does not provide service to any person who is not a heating oil customer. The Company provides home heating equipment repair service 24 hours a day, 365 days a year, generally within four hours of request, and regularly provides various service incentives to obtain and retain customers. To a limited extent, the Company also markets other petroleum products, including diesel fuel and gasoline, to commercial customers.


    The Company's volume, cash flow and operating profits before depreciation and amortization have increased significantly since 1980, primarily because of its acquisition of other home heating oil businesses. Since September 1979, the Company has acquired 179 retail heating oil distributors.


FUNDAMENTAL CHARACTERISTICS

    UNAFFECTED BY GENERAL ECONOMY

    The Company's business is relatively unaffected by business cycles. As home heating oil for residential use is a basic necessity, variations in the amount purchased as a result of general economic conditions have been limited.

    CUSTOMER STABILITY

    The Company has a relatively stable customer base due to the tendency of homeowners to remain with their existing distributors and of home buyers to remain with the previous homeowner's distributor. While the Company often loses customers when they move from their homes, the Company is able to retain a majority of such homes by obtaining the new home purchaser as a customer.

    Approximately 90% of the Company's customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based upon each customer's historical consumption patterns and prevailing weather conditions. The Company delivers home heating oil approximately six times during the year to the average customer. The Company's practice is to bill customers promptly after delivery. In addition, approximately 40% of the Company's customers are on the Company's budget payment plan, whereby their estimated annual oil purchases and service contract are paid for in a series of equal monthly payments over a twelve month period.

    WEATHER STABILITY

    The Company's business is directly related to the heating needs of its customers. Accordingly the weather can have a material effect on the Company's sales in any particular year. Temperatures over the past 30 years have been relatively stable, and as a result have not had a significant impact on the Company's long-term performance. The following table presents the average daily temperature (in degrees

Fahrenheit) in the metropolitan New York City area for January through March and October through December of the year indicated (which are considered to be the heating season months):

                          AVERAGE                                AVERAGE                                AVERAGE
YEAR                    TEMPERATURE    YEAR                    TEMPERATURE    YEAR                    TEMPERATURE
--------------------  ---------------  --------------------  ---------------  --------------------  ---------------
1960................          40.4     1972................          40.5     1984................          43.4
1961................          41.9     1973................          43.8     1985................          42.5
1962................          40.0     1974................          41.9     1986................          42.5
1963................          41.1     1975................          43.5     1987................          42.1
1964................          42.1     1976................          39.3     1988................          41.1
1965................          41.5     1977................          40.1     1989................          40.8
1966................          41.9     1978................          39.5     1990................          47.0
1967................          40.5     1979................          43.0     1991................          44.3
1968................          40.2     1980................          39.8     1992................          41.9
1969................          40.4     1981................          41.1     1993................          41.9
1970................          39.8     1982................          42.6     1994................          41.8
1971................          41.9     1983................          42.9     1995................          42.1
                                                                              1996................          40.8

------------------------

Source: National Oceanic and Atmospheric Administration

    SUPPLY AND PRICING OF HEATING OIL

    Home heating oil is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Company purchases home heating oil from a variety of suppliers pursuant to supply contracts or on the spot market.

    The Company historically has been able to a great extent to pass through wholesale price increases to its customers and has attempted to minimize inventory risk by maintaining relatively low home heating oil inventory levels. However, during certain periods of sudden and sharp fluctuations in supply cost, such as those experienced during 1996, the Company may be unwilling or unable to pass the entire increase in supply costs on to its customers.

    In addition, approximately 20% of the Company's home heating oil volume is sold to individual customers under agreements pre-establishing the maximum sales price of oil over a period of up to 12 months. The maximum price at which oil is sold to these "capped-price" customers generally is renegotiated in April of each year in light of then current market conditions. The Company typically uses a variety of hedging techniques to establish a maximum cost for a majority of the home heating oil it sells to these capped-price customers.

    CONVERSIONS TO NATURAL GAS

    The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products and the cost of replacing an oil fired heating system with one that uses natural gas. The Company believes that approximately 1% of its customer base annually converts from home heating oil to natural gas. Even when natural gas had a significant price advantage over home heating oil, such as in 1980 and 1981 when there were government controls on natural gas prices or, for a short time in 1990 and 1991, during the Persian Gulf crisis, the Company's customers converted to natural gas at only a 2% annual rate. Since the latter part of 1991, natural gas conversions have returned to their approximate 1% historical annual rate as the prices for the two products have been at approximate parity.

BUSINESS STRATEGY

    Current management assumed control of the Company in 1979 and restructured the Company's fuel oil operation by focusing primarily on the retail sale of home heating oil. Since this reorganization, management has achieved substantial growth by acquiring and consolidating smaller retail heating oil distributors in new and existing markets. In recent years, management has also increased its focus on achieving competitive advantages in the home heating oil industry by redefining its operating strategy.

    OPERATING STRATEGY

    As a result of a major strategic study aimed at improving the Company's organizational and marketing effectiveness, Petro has recently begun to implement an operational restructuring program designed to improve productivity and increase customer awareness. Based on its size, the Company is seeking to access developments in communications and computer technology, which are currently in use by other large distribution businesses but which are generally not used by retail heating oil companies. In addition, Petro is seeking to create a premium brand image that will capitalize on both its size and the lack of consumer brand awareness in the heating oil industry. These efforts are designed to reduce operating costs, maximize customer satisfaction, build brand recognition and minimize net customer attrition.

    As part of the implementation of this operational restructuring program, in April 1996, the Company opened its first regional customer service center on Long Island, New York. This state-of-the art facility currently conducts all activities which interface with the Company's approximately 100,000 Long Island customers, including sales, customer service, credit and accounting. The Company is also now operating under the single brand name of "Petro" on Long Island, rather than the 12 brand names previously in use. In connection with the opening of the customer service center, five full-function branches were also consolidated into three strategically located delivery and service depots to more efficiently serve the Company's customers. In October 1996, the Company announced the formation of the Mid-Atlantic operating region. The Company will continue to test and refine its systems in preparation for implementation of optimal operating structures throughout the Company. The Company anticipates that the total cost of this program will be approximately $21.0 million over four years, of which approximately $6.0 million has been incurred to date.

    ACQUISITION STRATEGY


    The Company's acquisition strategy is to continue to grow its fuel oil operations through the acquisition and integration of additional distributors in existing and new markets. The Company's acquisitions typically result in significant economies of scale through centralization of the accounting, data processing and fuel oil purchasing functions of the acquired distributor. As the Company's regionalization program is implemented, the Company believes that it may realize additional economies in the areas of credit, marketing and customer service. While the Company regularly considers and evaluates acquisitions as part of its ongoing acquisition program, the Company does not have any agreements or commitments with respect to any acquisition at this time.


    MARKETING STRATEGY

    The Company's marketing strategy is based on providing service to quality-minded customers who desire problem-free heating from their heating oil supplier. As described above, the Company is consolidating its operations under one brand name, and is building that brand name by employing an upgraded, professionally trained and managed sales force and using a professionally developed mass marketing campaign, including radio and print advertising media. The Company has a nationwide toll free telephone number, 1-800-OIL-HEAT, which the Company believes helps it to build customer awareness and brand identity.

    The Company is employing new means of acquiring customers, including co-marketing arrangements with realtors, builders, home inspectors and other affinity groups. In addition, during the first quarter of 1997, the Company intends to commence a new direct mail marketing initiative targeted at homes in transition. This program is designed to contact potential customers before they have moved to their new residences in advance of solicitations from competing suppliers. The Company is also in the process of refining its product/pricing strategy to better meet the needs of desired customer segments.

CUSTOMERS

    The Company currently serves approximately 400,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of New York City, Boston, Washington, D.C., Baltimore, Providence and Hartford. Approximately 85% of the Company's home heating fuel oil sales are made to homeowners, with the balance to industrial, commercial and institutional customers.

SUPPLIERS

    The Company obtains its fuel oil in either barge or truckload quantities, and has contracts with approximately 70 third party storage terminals for the right to temporarily store its heating oil at their facilities. Purchases are made pursuant to supply contracts or on the spot market. The Company has market price based contracts for substantially all its petroleum requirements with 15 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been suppliers to the Company for over 10 years. The Company's current suppliers are: Amerada Hess Corporation; Bayway Refining Co.; Citgo Petroleum Corp.; Coastal New England and New York; Exxon Company USA; George E. Warren Corp.; Global Petroleum Corp.; Koch Refining Company, L.P.; Louis Dreyfus Energy Corp.; Mieco, Inc.; Mobil Oil Corporation; Northeast Petroleum, a division of Cargill, Inc.; Sprague Energy; Stuart Petroleum Company; and Sun Oil Company. Typically the Company's supply contracts have terms of 12 months. All of the supply contracts provide for maximum and in some cases minimum quantities, and in most cases do not establish in advance the price at which fuel oil is sold, which, like the Company's price to most of its customers, is established from time to time.

    The Company believes that its policy of contracting for substantially all its supply needs with diverse and reliable sources will enable it to obtain sufficient product should unforeseen shortages develop in worldwide supplies. The Company further believes that relations with its current suppliers are satisfactory.

COMPETITION

    The Company's business is highly competitive. The Company competes with fuel oil distributors offering a broad range of services and prices, from full service distributors, like the Company, to those offering delivery only. Competition with other companies in the fuel oil industry is based primarily on customer service and price.

    Long-standing customer relationships are typical in the retail home heating oil industry. Many companies in the industry, including Petro, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns without the customer making an affirmative purchase decision each time oil is needed. In addition, most companies, including Petro, provide home heating equipment repair service on a 24-hour per day basis, which tends to build customer loyalty.

EMPLOYEES

    As of December 31, 1996, the Company had 2,472 employees, of whom 623 were office, clerical and customer service personnel, 742 were heating equipment repairmen, 668 were oil truck drivers and mechanics, 238 were management and staff and 201 were employed in sales. Approximately 400 of those employees are seasonal and are rehired annually to support the requirements of the heating season. Approximately 700 employees are represented by 20 different local chapters of labor unions.

    Management believes that its relations with both its union and non-union employees are satisfactory.

ENVIRONMENTAL MATTERS

    The Company has implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. The Company has not incurred any significant environmental compliance costs and compliance with environmental regulations has not had a material effect on the Company's operating or financial condition. This is primarily due to the Company's general policy of not owning or operating fuel oil terminals and of closely monitoring its compliance with all environmental laws. In light of the Company's general policy regarding operations and environmental compliance, the Company does not expect environmental compliance to have a material effect on its operations and financial condition in the future. The Company's policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.

PROPANE BUSINESS

    In addition to its heating oil business, the Company owns a 46.5% equity interest in Star Gas Partners, which is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. The Company believes that Star Gas Partners is the ninth largest retail propane distributor in the United States, serving approximately 153,000 customers from 67 branch locations and 34 satellite storage facilities in the Midwest and Northeast. Star Gas Partners also serves approximately 70 wholesale customers from its wholesale operation in southern Indiana.

    Star Gas Partners' strategy is to maximize its cash flow and profitability, primarily through acquisitions of small to medium-sized local and regional independent propane distributors. It focuses on those companies with a relatively large percentage of residential customers, which generate higher margins than other types of customers, and those located in the Midwest and Northeast, where the Company believes that Star Gas Partners can attain higher margins than in other areas in the United States.

    During the fiscal year ended September 30, 1996, approximately 71% of Star Gas Partners' sales (by volume of gallons sold) were to retail customers (of which approximately 56%, 22%, 13% and 9% were sales to residential customers, industrial/commercial customers, agricultural customers and motor fuel customers, respectively) and approximately 29% were to wholesale customers. Approximately 70% to 75% of Star Gas Partners' retail propane volume is sold during the peak heating season from October through March, as many customers use propane for heating purposes. Consequently, sales, operating profits and cash flows may vary significantly from quarter to quarter.

    Star Gas Partners obtains propane from approximately 30 sources, all of which are domestic or Canadian companies. Supplies from these sources have traditionally been readily available, although no assurance can be given that supplies of propane will be readily available in the future. Substantially all of Star Gas Partners' propane supply for its Northeast retail operations are purchased under annual or longer term supply contracts, which generally provide for pricing in accordance with market prices at the time of delivery. Star Gas Partners typically supplies its Midwest retail and wholesale operations by a combination of (i) spot purchases from Mont. Belvieu, Texas, which are transported by pipeline to Star Gas Partners' 21 million gallon underground storage facility in Seymour, Indiana, and then delivered to the Midwest branches and (ii) purchases from a number of Midwest refineries which are transported by truck to the branches either directly or via the Seymour facility. A portion of the refinery purchases are purchased under contract.

    Star Gas Partners' business is highly competitive. Propane competes primarily with electricity, natural gas and fuel oil as an energy source on the basis of price, availability and portability. In addition to competing with alternative energy sources, Star Gas Partners competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, Star Gas Partners believes that the ten largest multi-state marketers, including Star Gas Partners, account for less than 35% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of Star Gas Partners' retail distribution branches compete with five or more marketers or distributors.

    In August 1996, Star Gas Partners announced that it had retained Morgan Stanley & Co. Incorporated to assist it in the development and consideration of strategic alternatives, including the possibility of a sale or merger. In March 1997, Star Gas Partners announced that as a result of this review, as well as its assessment of its financial results and prospects, it had determined to retain its independence and pursue opportunities for growth in the coming years.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the directors and executive officers of the Company is set forth below:

NAME                                      AGE                                     OFFICE
------------------------------------      ---      ---------------------------------------------------------------------
Irik P. Sevin.......................          48   Chief Executive Officer, Chairman of the Board and Director
Thomas M. Isola.....................          52   President and Chief Operating Officer
C. Justin McCarthy..................          51   Senior Vice President--Operations
Joseph P. Cavanaugh.................          59   Senior Vice President--Safety and Compliance
George Leibowitz....................          60   Senior Vice President--Finance and Corporate Development
Audrey L. Sevin.....................          70   Secretary and Director
Allen T. Levenson...................          34   Vice President--Marketing and Sales
Peter B. Terenzio, Jr...............          39   Vice President--Human Resources
James J. Bottiglieri................          41   Vice President and Controller
Matthew J. Ryan.....................          40   Vice President--Supply
Angelo Catania......................          46   Vice President--Acquisitions
Vincent De Palma....................          40   Vice President and General Manager-Long Island Region
Phillip Ean Cohen(1)................          48   Director
Thomas J. Edelman...................          46   Director
Richard O'Connell(2)................          49   Director
Wolfgang Traber(2)..................          52   Director
Paul Biddelman(1)...................          50   Director
Stephen Russell.....................          56   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    IRIK P. SEVIN has been a director of Petro, Inc., a wholly-owned subsidiary of the Company, since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979. Mr. Sevin has been Chief Executive Officer and Chairman of the Board of the Company since January 1993 and was President of the Company from 1983 until January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    THOMAS M. ISOLA has been President of the Company since January 1997 and Chief Operating Officer of the Company since August 1994. Prior to joining Petro and beginning in 1988, Mr. Isola served as President and Chief Executive Officer of three manufacturing companies owned by Butler Capital Corporation of New York. From 1972 to 1988, he was with Avery International, Inc. (now Avery-Dennison) in a variety of marketing and operations roles before becoming Vice President-General Manager of two Avery companies. Mr. Isola received B.A. and M.B.A. degrees from Stanford University in 1965 and 1968, respectively. He served as a 1st Lieutenant in the U.S. Army from 1969 to 1971.

    C. JUSTIN MCCARTHY has been Senior Vice President--Operations of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co., Inc. from 1973 to 1976.

Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

    JOSEPH P. CAVANAUGH has been Senior Vice President--Safety and Compliance of the Company since January 1993. From October 1985 to January 1993, Mr. Cavanaugh was a Vice President of the Company. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1985 and of the Company from its organization in 1983 until 1994. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

    GEORGE LEIBOWITZ has been Senior Vice President--Finance and Corporate Development of the Company since November 1, 1992. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A.) and the Wharton Graduate Division, University of Pennsylvania (M.B.A.).

    AUDREY L. SEVIN has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas. Mrs. Sevin is a graduate of New York University (B.S.).

    ALLEN T. LEVENSON has been Vice President-Marketing of the Company since September 1996. From 1995 to 1996, Mr. Levenson was Corporate Vice President of Marketing and from 1993 to 1995 Vice President of Marketing, Non-Foods Division, of The Great Atlantic & Pacific Tea Company. From 1989 to 1993, he held various positions with McKinsey & Company in its Consumer Marketing Practice. Mr. Levenson received an MBA in Marketing from the Wharton School, University of Pennsylvania.

    PETER B. TERENZIO, JR. joined the Company in June 1995 as Vice President--Human Resources. Prior to joining the Company, Mr. Terenzio spent one year as the Vice President--Human Resources for Linens 'N Things and 11 years in various operational and human resources positions for Filene's Basement, including Senior Vice President, Human Resources and Distribution from 1990 to 1994. Mr. Terenzio served four years as a United States Army Officer. Mr. Terenzio is a graduate of Lehigh University (B.A.).

    JAMES J. BOTTIGLIERI has been Controller of the Company since 1994. He was Assistant Controller of the Company from 1985 to 1994 and was elected Vice President in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

    MATTHEW J. RYAN has been Vice President--Supply of the Company since December 1992. He was Manager of Supply and Distribution of the Company from 1990 to 1992 and has been employed by the Company since 1987. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

    ANGELO CATANIA has been Vice President--Acquisitions of the Company since March 1996. From 1990 to 1996 he was the Company's Regional Operations Manager and Co-Director of Acquisitions. From 1984 to 1990 he was Chief Financial Officer and Vice President--Operations of Acme Oil Co., Inc., a retail heating oil dealer. From 1974 to 1984, Mr. Catania was Corporate Controller and Assistant Secretary of Meenan Oil Co., Inc., a retail heating oil dealer. Mr. Catania is a graduate of St. Francis College (B.S.) and St. Johns University (M.B.A.).

    VINCENT DEPALMA, 40, has been Vice President and General Manager--Long Island Region of the Company since March 1997 and prior thereto he was a divisional vice-president and General Manager of the Long Island Region since April 1996. Prior to joining Petro, Mr. De Palma was a Principal with McKinsey & Company, Inc., an international management consulting firm which he joined in 1984. From 1979 until 1982, Mr. De Palma held various engineering positions with Exxon, USA. Mr. De Palma is a graduate of the Wharton School, University of Pennsylvania (M.B.A.) and Lafayette College (B.S.).

    STEPHEN RUSSELL has been a director of the Company since July 1996. He has been Chairman of the Board and Chief Executive Officer of Celadon Group Inc., an international transportation company, since its inception in July 1986. Mr. Russell has been a member of the Board of Advisors of the Cornell University Johnson Graduate School of Management since 1983.

    PHILLIP EAN COHEN has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm.

    THOMAS J. EDELMAN has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Edelman is the President and a director of Snyder Oil Corporation, an independent oil company based in Fort Worth, Texas. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as the Chairman of Lomak Petroleum, Inc. and as a director of Star Gas.

    RICHARD O'CONNELL has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. O'Connell is a private investor.

    WOLFGANG TRABER has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October of 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation. Mr. Traber is a director of Star Gas, Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

    PAUL BIDDELMAN has been a director of the Company since October 1994. Mr. Biddelman has been a principal of Hanseatic Corporation since 1992. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1991, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Star Gas, Celadon Group, Inc., Electronic Retailing Systems International, Inc., Insituform Technologies, Inc. and Premier Parks, Inc.

    AUDREY L. SEVIN is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

    The Company pays each of its directors other than Irik P. Sevin an annual fee of $24,000. Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the discretion of the Board.

SHAREHOLDERS' AGREEMENT

    Certain shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") which provides that they will vote their shares to elect as directors of the Company up to five persons designated by a group consisting of Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain other shareholders party to the agreement (the "Traber Group"). Each group may designate its directors action of the holders of a majority of the Common Stock held by such group. The by-laws of the Company provide for the election of not less than six and not more than fifteen directors. The Board of Directors has fixed the number of directors at eight. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Paul Biddelman have been designated by the Sevin Group and Wolfgang

Traber and Richard O'Connell have been designated by the Traber Group. All such obligations to vote for directors shall lapse if Irik P. Sevin and/or Audrey L. Sevin no longer own, directly or indirectly, and/or have sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

    The Shareholders' Agreement also provides for first refusal rights to the Company if a holder of Class C Common Stock receives a bona fide written offer from a third party to buy such holder's Class C Common Stock. See "Description of Capital Stock--Restrictions on Transfer of Class C Common Stock."

    The Shareholders' Agreement and the Company's Restated Articles of Incorporation provide that certain actions may not be taken without the affirmative vote of 80% of the entire Board of Directors (irrespective of vacancies), including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year, other than the sale of petroleum products in the ordinary course of business and those investments described in clause (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt, (viii) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy and (ix) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels. Action by Shareholders on matters involving the sale of all or substantially all the Company's assets, the Company's merger or consolidation (except the merger of a subsidiary into the Company), the liquidation or dissolution of the Company, or any amendment to the articles of incorporation does not require an 80% vote of the directors; however, the parties to the Shareholders' Agreement have agreed to vote all of their Class C Common Stock against any proposal for such items unless approved by a vote of the holders of at least 85% of the Class C Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

PREFERRED STOCK


    The following is a summary of all material provisions of the New Preferred Stock and the Old Preferred Stock as set forth in the Company's Restated and Amended Articles of Incorporation and the Certificate of Designation relating thereto, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus constitutes a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."


    The terms of the New Preferred Stock and the Old Preferred Stock are identical in all material respects except for certain transfer restrictions relating to the Old Preferred Stock. The Old Preferred Stock and the New Preferred Stock are hereinafter collectively referred to as the "Preferred Stock."

    Holders of Old Preferred Stock which is accepted for exchange will receive New Preferred Stock having a liquidation preference equal to that of the surrendered Old Preferred Stock. All Old Preferred Stock and New Preferred Stock will be treated as a single class of securities under the Certificate of Designation.

GENERAL

    The Company is authorized to issue (a) 250,000 shares of 1989 Preferred Stock, of which 125,000 shares are outstanding on the date of this Offering Memorandum, and (b) 5,000,000 additional shares of preferred stock, $.10 par value per share, of which 1,200,000 shares of Old Preferred Stock are outstanding on the date of this Prospectus. The Certificate of Incorporation of the Company authorizes the Board of Directors, without stockholder approval, to issue classes of preferred stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors. The Board of Directors has adopted resolutions creating a maximum of 2,000,000 shares of Old Preferred Stock and 2,000,000 shares of New Preferred Stock (which may be issued in exchange for a like number of shares of Old Preferred Stock). Subject to certain conditions, the Preferred Stock is exchangeable for Exchange Debentures at the option of the Company on any dividend payment date on or after February 15, 2000. The Preferred Stock is fully paid and non-assessable, and the holders thereof do not have any subscription or preemptive rights related thereto. American Stock Transfer and Trust Company is transfer agent and registrar for the Preferred Stock.

RANKING

    With respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, the Preferred Stock ranks (i) senior to all classes of common stock of the Company, other than the Class B Stock, and to each other class of capital stock or series of preferred stock established after the date of this Prospectus by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the 1989 Preferred Stock, any additional shares of Preferred Stock issued by the Company in the future and, subject to certain conditions, any other class of capital stock or series of preferred stock issued by the Company established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to the Class B Stock and, subject to certain conditions, each other class of capital stock or series of preferred stock issued by the Company established after the date of this Prospectus by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). The Preferred Stock is subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that, except as set forth under "--Certain Covenants--Limitation on Funded Debt and Preferred Stock," the Company may not issue any new class of Parity Securities or Senior Securities, or issue any additional shares of Class B Stock or 1989 Preferred Stock, without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

    In addition, the Preferred Stock ranks junior in right of payment to all Indebtedness and other obligations of the Company. As of December 31, 1996, after giving pro forma effect to the Private Offering, the Preferred Stock would have been (a) junior in right of payment to approximately $294.4 million of total Indebtedness of the Company, (b) junior in right of payment to 11,000 shares of Class B Stock, having an aggregate liquidation preference of $0.1 million, and (c) pari passu in right of payment to 125,000 shares of 1989 Preferred Stock, having an aggregate liquidation preference of $12.5 million. In addition, the Company has the ability to issue up to 800,000 additional shares of Preferred Stock having an aggregate liquidation preference of up to $20 million, subject to certain conditions. See "--Certain Covenants--Limitation on Funded Debt and Preferred Stock."

DIVIDENDS

    Holders of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 12 7/8% of the then effective liquidation preference per share of Preferred Stock, payable quarterly. All dividends will be cumulative whether or not earned or declared on a daily basis from the date of issuance of the Preferred Stock and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, "Dividend Payment Date"), commencing on May 15, 1997; provided, however, that dividends on shares of New Preferred Stock issued in exchange for shares of Old Preferred Stock will accrue from the last dividend payment date on which dividends were paid on the Old Preferred Stock surrendered in exchange therefor, or, if no Dividends have been paid on the Old Preferred Stock, from the date of original issuance of the Old Preferred Stock. The Credit Agreement, the indentures relating to the Private Notes and the 14.10% Notes (collectively, the "Private Debt Indentures") and the indentures relating to the Public Notes (collectively, the "Public Debt Indentures") restrict the payment of cash dividends by the Company, and future agreements may provide the same. See "Risk Factors-- Restrictions on Payment of Dividends" and "Description of Other Indebtedness."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in cash or declared and a sum in cash set apart for such payment on the Preferred Stock. If full dividends in cash are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in cash on the Preferred Stock.

OPTIONAL REDEMPTION

    The Preferred Stock may be redeemed (subject to contractual and other restrictions, such as those contained in the Credit Agreement, the Private Debt Indentures and the Public Debt Indentures, with respect thereto and to the legal availability of funds therefor) for cash on or after February 15, 2002 at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date) and Liquidated Damages, if any, to the redemption date. The redemption prices

(expressed as percentages of liquidation preference) are as follows for shares of Preferred Stock redeemed during the twelve-month period beginning February 15, of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     106.438
2003..............................................................................     104.292
2004..............................................................................     102.146
2005 and thereafter...............................................................     100.000

    No optional redemption may be authorized or made unless prior thereto full unpaid cumulative dividends shall have been paid in cash or a sum set apart for such payment on the Preferred Stock.

    In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company. The Credit Agreement, the Private Debt Indentures and the Public Debt Indentures restrict the ability of the Company to redeem the Preferred Stock, and future agreements may contain similar provisions. See "Description of Other Indebtedness."

MANDATORY REDEMPTION

    The Preferred Stock is also subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds, therefor) in whole on the Mandatory Redemption Date at a price equal to the liquidation preference thereof, plus all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Preferred Stock.

PROCEDURE FOR REDEMPTION

    On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Minnesota law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with the Certificate of Designation.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company is required to make an offer (the "Change of Control Offer") to each holder of Preferred Stock to purchase all or any part of such holder's Preferred Stock at an offer price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Preferred Stock at a purchase price in cash equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase, (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control), (iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the instructions, determined by the Company consistent with the Certificate of Designation, that a holder must follow in order to have its Preferred Stock repurchased.

    If, at the time of a Change of Control, the Company is prohibited by the terms of any indebtedness from purchasing shares of Preferred Stock that may be tendered by holders pursuant to a Change of Control Offer, then prior to the mailing of the notice to holders described in the preceding paragraph but in any event within 30 days following any Change of Control, the Company must (i) repay in full such indebtedness or (ii) obtain the requisite consent under such indebtedness to permit the purchase of the Preferred Stock as described above. The Company must first comply with the covenant described in the preceding sentence before it will be required to repurchase shares of Preferred Stock in the event of a Change of Control; PROVIDED, that the Company's failure to comply with the covenant described in the preceding sentence will constitute a Voting Rights Triggering Event (as defined). As a result of the foregoing, a holder of the Preferred Stock may not be able to compel the Company to purchase the Preferred Stock unless the Company is able at the time to refinance all such indebtedness.

    The Change of Control purchase feature of the Preferred Stock may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The Company's existing indebtedness contains provisions that require the Company to repurchase such indebtedness upon a Change of Control. Such indebtedness also limits the amount of the Company's cash that may be used to repurchase shares of Preferred Stock following a Change of Control. In addition, the Company's ability to pay cash to the holders of Preferred Stock upon a Change of Control may be limited by the Company's then existing financial resources.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any Change of Control Offer.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, $25 per share, plus an amount in cash equal to accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends and Liquidated Damages to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

    The Certificate of Designation for the Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, the Company is not aware of any provision of Minnesota law or any controlling decision of the courts of the State of Minnesota (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

VOTING RIGHTS

    Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if (a) dividends on the Preferred Stock are in arrears and unpaid for four quarterly periods (whether or not consecutive), (b) the Company fails to discharge any redemption obligation with respect to the Preferred Stock, (c) the Company fails to make an offer to purchase all of the outstanding shares or Preferred Stock following a Change of Control, (d) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more or (e) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on any Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount in excess of $1 million or its foreign currency equivalent, or any other Payment Default occurs on any such Indebtedness and such Indebtedness is declared due and payable prior to its maturity, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding shares of Preferred Stock, voting separately as a class, to elect two directors. Such voting rights will continue until such time as all dividends and Liquidated Damages, if any, in arrears on the Preferred Stock are paid in full and the Company has paid dividends in full on the two consecutive dividend payment dates following the payment of such arrearage and any failure, breach or default referred to in clause (b), (c), (d) or (e) is remedied. Each such event described in clauses
(a) through (e) above is referred to herein as a "Voting Rights Triggering
Event."

    In addition, the Certificate of Designation provides that, except as stated under "--Ranking" and "--Certain Covenants--Limitation on Funded Debt and Preferred Stock," the Company will not authorize any class of Senior Securities or Parity Securities, or issue any additional shares of Class B Stock or 1989 Preferred Stock, without the approval of holders of at least a majority of the share of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate or Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, without the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class; PROVIDED, HOWEVER, that (a) the Company may not amend the Change of Control provisions of the Certificate of Designation (including the related definitions) without the approval of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class and (b) without the consent of the holders of the Preferred Stock, the Company will have the ability to issue up to 800,000 additional shares of Preferred Stock, subject to certain conditions. See "--Certain Covenants--Limitation on Funded Debt and Preferred Stock." The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of

Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

    Under Minnesota law, holders of preferred stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

CERTAIN COVENANTS

    Set forth below are certain covenants contained in the Certificate of
Designation:

    SEC REPORTS. In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any shares of Preferred Stock remain outstanding, it will furnish to the holders of the Preferred Stock and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any shares of Preferred Stock remain outstanding, the Company has agreed to make available to any prospective purchaser of shares of Preferred Stock or beneficial owner of shares of Preferred Stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    LIMITATION ON FUNDED DEBT AND PREFERRED STOCK. The Company will not, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Funded Debt, and the Company will not issue any Parity Securities or any additional shares of Preferred Stock, unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

    Notwithstanding the foregoing paragraph, the Company may: (i) incur Funded Debt owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Funded Debt (other than to a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Funded Debt by the Company; (ii) incur Funded Debt (other than Funded Debt described in clause (i) of this paragraph) outstanding on the Preferred Stock Issue Date and incur Funded Debt and issue Parity Securities or additional shares of Preferred Stock in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (ii) or by the first paragraph of this covenant; PROVIDED, HOWEVER, that (1) the principal amount of the Funded Debt so incurred or the aggregate liquidation preference of the Parity Securities or Preferred Stock so issued will not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced and (2) the Funded Debt so incurred or the Parity Securities or Preferred Stock so issued
(A) will not mature or be mandatorily redeemable prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) will have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced; and (iii) incur additional Funded Debt and issue Parity Securities or additional shares of Preferred Stock having an aggregate principal amount and liquidation preference not to exceed $50 million at any one time outstanding; PROVIDED, HOWEVER, that at any time and to the extent the Company is permitted to incur

Funded Debt or issue additional shares of Parity Securities or Preferred Stock pursuant to the Consolidated EBITDA Coverage Ratio test contained in the immediately preceding paragraph, the Company may elect that amounts of Funded Debt incurred, and Parity Securities or shares of Preferred Stock issued, pursuant to this clause (iii) be deemed to have been incurred or issued pursuant to the immediately preceding paragraph and be deemed not to have been incurred or issued pursuant to this clause (iii).

    LIMITATION ON INDEBTEDNESS AND PREFERENCE STOCK OF SUBSIDIARIES. The Company will not permit any Subsidiary to incur any Indebtedness or issue any Preference Stock except: (i) Indebtedness or Preference Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preference Stock (other than to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preference Stock, as the case may be, by the issuer thereof; (ii) Indebtedness incurred or Preference Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred or Preference Stock issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company), PROVIDED that at the time such Subsidiary is acquired by the Company, after giving effect to such Indebtedness or Preference Stock of such Subsidiary, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1; (iii) Indebtedness or Preference Stock (other than Indebtedness or Preference Stock described in clause (i), (ii), (iv) or (vi) of this covenant) incurred or issued and outstanding on or prior to the Preferred Stock Issue Date; (iv) Indebtedness of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on the Preferred Stock Issue Date and Indebtedness of a Subsidiary consisting of guarantees issued subsequent to the Preferred Stock Issue Date, in each case, to the extent such guarantee guarantees Working Capital Debt; (v) Indebtedness of a Subsidiary (other than Indebtedness described in clause (iv) above) consisting of guarantees of Funded Debt of the Company permitted by the first paragraph of "Limitation on Funded Debt and Preferred Stock"; and (vi) Indebtedness or Preference Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness or Preference Stock referred to in the foregoing clause (ii) or (iii); PROVIDED, HOWEVER, that (1) the principal amount of such Indebtedness or Preference Stock so incurred or issued (the "Refinancing Indebtedness") will not exceed the principal amount of the Indebtedness or Preference Stock so refinanced (the "Refinanced Indebtedness"), PROVIDED that if any such Refinanced Indebtedness was incurred under a revolving credit or similar working capital facility, the principal amount of the Refinancing Indebtedness may be in an amount up to the aggregate amount available under the facility under which the Refinanced Indebtedness was incurred (A) at the time the Subsidiary that incurred such Indebtedness was acquired by the Company (in the case of Indebtedness described in the foregoing clause (ii)) or (B) on the Preferred Stock Issue Date (in the case of Indebtedness described in the foregoing clause (iii)), and (2) the Refinancing Indebtedness (other than revolving credit or similar working capital facilities) will (A) have a Stated Maturity later than the Stated Maturity of the Refinanced Indebtedness and (B) will have an Average Life equal to or greater than the remaining Average Life of the Refinanced Indebtedness.

    LIMITATION ON RESTRICTED PAYMENTS. In addition to the limitations described above under "--Ranking," the Company will not, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of any Junior Securities (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any Junior Securities (except dividends or distributions payable solely in shares of its Non-Convertible Capital Stock that are Junior Securities or in options, warrants or other rights to purchase shares of its Non-Convertible Capital Stock that are Junior Securities), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (any such dividend, distribution, purchase, redemption or other acquisition, or any such Restricted Investment, being herein referred to as a "Restricted Payment") if at the time the Company makes such Restricted Payment: (1) a Voting Rights Triggering

Event will have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments subsequent to the Preferred Stock Issue Date would exceed the sum of:
(A) 50% of the Cash Flow of the Company and its Subsidiaries accrued during the period (treated as one accounting period) subsequent to December 31, 1996, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Cash Flow will be a deficit, minus 100% of such deficit), minus 100% of any deficit in Subsidiary Cash Flow for such period of any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income; (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of any Junior Securities subsequent to the Preferred Stock Issue Date (other than an issuance or sale to a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company); (C) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to December 31, 1996, of any Indebtedness of the Company convertible or exchangeable for Junior Securities (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (D) $30 million.

    The provisions of the foregoing paragraph will not prohibit: (i) any purchase or redemption of Junior Securities made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Securities of the Company (other than Junior Securities issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any Subsidiary); PROVIDED, HOWEVER, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (2)(B) of the foregoing paragraph; (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Voting Rights Triggering Event will have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments; or
(iii) Restricted Investments in an aggregate amount not to exceed the sum of (A) $30 million, plus (B) $5 million on each anniversary of the Preferred Stock Issue Date, plus (C) the amount of all dividends or other distributions received in cash by the Company or any of its Wholly Owned Subsidiaries from, and the amount of any Net Cash Proceeds to the Company or any of its Wholly Owned Subsidiaries from the sale of Capital Stock (other than a sale of Capital Stock to the Company, a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company) of, an Unrestricted Subsidiary of the Company, to the extent that the aggregate amount of such dividends, distributions and Net Cash Proceeds referred to in this clause (C) do not exceed the aggregate amount of Restricted Investments made by the Company in such Unrestricted Subsidiary since the Preferred Stock Issue Date; PROVIDED, HOWEVER, that Restricted Investments permitted by this clause (iii) will be excluded in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company,
(ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect on the Preferred Stock Issue Date; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause (1) or (2) or contained in any amendment to an agreement referred to in the foregoing clause (1) or (2); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to holders of the Preferred Stock than the encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions in an aggregate amount in excess of $100,000 (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (any such business, transaction or series of similar transactions, an "Affiliate Transaction") unless the terms of such Affiliate Transaction are: (i) set forth in writing, (ii) fair to the Company and its Subsidiaries from a financial point of view (as determined by the Board of Directors), (iii) in the case of any Affiliate Transaction (other than an Affiliate Transaction with an Unrestricted Subsidiary of the Company) in an aggregate amount in excess of $500,000, the disinterested members of the Board of Directors have determined in good faith that the criteria set forth in clause
(ii) are satisfied and (iv) in the case of any Affiliate Transaction involving an Unrestricted Subsidiary of the Company in an aggregate amount in excess of $2.0 million, the members of the Board of Directors have determined in good faith that the criteria set forth in clause (ii) are satisfied. This covenant will not prohibit: (a) any Restricted Payment permitted under "--Limitation on Restricted Payments," (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (c) loans or advances to employees in the ordinary course of business, (d) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries, (e) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (f) the Investment represented by the Sevin Note.

SUCCESSOR COMPANY

    Without the approval of the holders of a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, the Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Voting Rights Triggering Event has occurred and is continuing; and (iv) either (a) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph of "--Certain Covenants--Limitation on Funded Debt and Preferred Stock" or (b) the Company makes an offer to each holder of Preferred Stock to repurchase all or any part of such holder's Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer and Trust Company is the transfer agent and registrar for the Preferred Stock.

EXCHANGE

    The Company may at its option exchange all, but not less than all, of the then outstanding shares of Preferred Stock into Exchange Debentures on any dividend payment date on or after February 15, 2000, PROVIDED that on the date of such exchange: (a) there are no accumulated and unpaid dividends or Liquidated Damages on the Preferred Stock (including the dividends payable and Liquidated Damages on such date) or other contractual impediment to such exchange; (b) there shall be legally available funds sufficient therefor; (c) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof, other than any such restriction to which the holder thereof already is subject on the Exchange Date, and such exemption is relied upon by the Company for such exchange; (d) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (f) the Company shall have delivered to the Trustee under the Exchange Debenture Indenture a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b), (c) and (d). The Company shall send a written notice of exchange by mail to each holder of record of shares of Preferred Stock, which notice shall state (i) that the Company is exercising its option to exchange the Preferred Stock for Exchange Debentures pursuant to the Certificate of Designation and (ii) the date of exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, the Company shall issue Exchange Debentures in exchange for the Preferred Stock as provided below.

    The holders of outstanding shares of Preferred Stock will be entitled to receive $1,000 principal amount of Exchange Debentures for shares of Preferred Stock, the liquidation preference of which equals such amount. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Preferred Stock entitles him, PROVIDED that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Preferred Stock, and all rights of the holders of Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends and Liquidated Damages, if any, to the Exchange Date and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

    The Company intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

BOOK-ENTRY, DELIVERY AND FORM


    The Old Preferred Stock was initially issued in the form of one Global Security (the "Global Old Security") which was deposited on February 18, 1997 with, or on behalf of, the Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder"). Except as set forth in the next paragraph, it is expected that the New Preferred Stock issued pursuant to the Exchange Offer will be issued in the form of one Global Security (the "Global New Security" and together with the Global Old Security, the "Global Security"), deposited with, or on behalf of, the Depositary.


    Shares of Preferred Stock that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Certificated Securities may, unless the Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Security.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Security, the Depositary will credit the accounts of Participants designated by the Exchange Agent with shares of the Global Security and (ii) ownership of the Preferred Stock evidenced by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer shares of Preferred Stock evidenced by the Global Security will be limited to such extent.

    So long as the Global Security Holder is the registered owner of any Preferred Stock, the Global Security Holder will be considered the sole holder under the Certificate of Designation of any shares of Preferred Stock evidenced by the Global Security. Beneficial owners of Preferred Stock evidenced by the Global Security will not be considered the owners or holders thereof under the Certificate of Designation for any purpose, including with respect to the giving of any approvals thereunder. Neither the Company nor the registrar for the Preferred Stock will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Preferred Stock.

    Dividends and redemption payments with respect to shares of Preferred Stock registered in the name of the Global Security Holder on the applicable record date will be payable by the Company to or at the direction of the Global Security Holder in its capacity as the registered holder under the Certificate of Designation. Neither the Company nor the registrar for the Preferred Stock has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Preferred Stock. The

Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Preferred Stock will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Security may, upon request to the registrar for the Preferred Stock, exchange such beneficial interest for Preferred Stock in the form of Certificated Securities. Upon any such issuance, the registrar is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, elects to cause the issuance of the Preferred Stock in the form of Certificated Securities, then, upon surrender by the Global Security Holder of its Global Security, shares of Preferred Stock in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related shares of Preferred Stock.

    Neither the Company nor the registrar for the Preferred Stock will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Preferred Stock and the Company and the registrar may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

THE EXCHANGE DEBENTURES


    The Exchange Debentures, if issued, will be issued pursuant to the Exchange Debenture Indenture between the Company and a trustee to be appointed by the Company in accordance with the Exchange Debenture Indenture (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The Exchange Debentures are subject to all such terms, and prospective investors are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement thereof. The following is a summary of all material provisions of the Exchange Debenture Indenture as set forth in the proposed form of Exchange Debenture Indenture attached to the Certificate of Designation which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Definitions of certain terms used in this section are set forth below under "--Certain Definitions."


GENERAL

    The Exchange Debenture Indenture authorizes the issuance of an aggregate principal amount of $50.0 million of Exchange Debentures. The Exchange Debentures will mature on February 15, 2009. The Exchange Debentures will be general unsecured obligations of the Company and will bear interest at the rate of 12 7/8% per annum, payable semi-annually in arrears on February 15 and August 15 in each year to the holders of record at the close of business on the February 1 and August 1 next preceding such interest payment date. Interest will initially accrue from the Exchange Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof, other than as described above in "--Preferred Stock--Exchange."

    As indicated under "--Ranking and Subordination" below, the Exchange Debentures will be subordinated in right of payment to all Senior Debt of the Company.

    Principal, premium, interest and Liquidated Damages, if any, will be payable, and the Exchange Debentures may be presented for redemption, repurchase, exchange or transfer, at the office of the paying agent and registrar and at any other office or agency maintained by the Company for such purpose. The Trustee will initially act as registrar and paying agent. The Company may change the registrar or paying agent without prior notice to holders and the Company or any Subsidiary of the Company may act in such capacity.

OPTIONAL REDEMPTION

    The Exchange Debentures will be redeemable for cash on or after February 15, 2002 at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The redemption prices (expressed as percentages of principal amount) are as follows for Exchange Debentures redeemed during the twelve-month period beginning February 15 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     106.438
2003..............................................................................     104.292
2004..............................................................................     102.146
2005 and thereafter...............................................................     100.000

SINKING FUND

    There will be no mandatory sinking fund payments for the Exchange
Debentures.

SELECTION OF EXCHANGE DEBENTURES TO BE REDEEMED AND NOTICE OF REDEMPTION

    In the event of optional redemption, as described above, of less than all of the Exchange Debentures, the Trustee will select the Exchange Debentures for redemption pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

    Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of Exchange Debentures to be redeemed at such holder's registered address. The notice of redemption will identify the Exchange Debentures to be redeemed and will state the redemption date, the redemption price, the name and address of the paying agent, that Exchange Debentures called for redemption must be surrendered to the paying agent to collect the redemption price plus accrued interest, that, unless the Company defaults in making such redemption payment or the paying agent is prohibited from making such payment pursuant to the terms of the Exchange Debenture Indenture, interest and Liquidated Damages on Exchange Debentures called for redemption ceases to accrue on and after the redemption date, the paragraph of the Exchange Debentures pursuant to which the Exchange Debentures called for redemption are being redeemed; and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Exchange Debentures.

    Prior to the redemption date, the Company will deposit with the paying agent (or, if the Company or a Subsidiary is the paying agent, will segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest and Liquidated Damages, if any, on all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Trustee for cancellation.

RANKING AND SUBORDINATION

    The payment of the principal of and premium, interest and Liquidated Damages, if any, on the Exchange Debentures is subordinated in right of payment, as set forth in the Exchange Debenture Indenture, to the payment when due of all Senior Debt of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinate to any Senior Debt or subject to the restrictions described herein. As of December 31, 1996, after giving pro forma effect to the Private Offering, the Exchange Debentures would have been subordinated in right of payment to approximately $294.4 million of Senior Debt. The Exchange Debenture Indenture contains limitations on the amount of additional Funded Debt that the Company may incur; however, under certain circumstances the amount of such Funded Debt could be substantial. The Exchange Debenture Indenture does not contain limitations on the amount of Indebtedness that is not Funded Debt that the Company may incur. In addition, any Indebtedness that the Company may incur may be Senior Debt. See "--Certain Covenants--Limitation on Funded Debt." A portion of the operations of the Company is conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such Subsidiaries, and claims of preferred stockholders (if any) of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Exchange Debentures, even though such obligations do not constitute Senior Debt. The Exchange Debentures, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. As of December 31, 1996, such Subsidiaries had outstanding Indebtedness (other than guarantees of the Company's Indebtedness under the Credit Agreement) and trade credit of approximately $19.0 million. Although the Exchange Debenture Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. See "--Certain Covenants--Limitation on Indebtedness and Preference Stock of Subsidiaries."

    The Company may not pay principal of or premium, interest or Liquidated Damages, if any, on the Exchange Debentures or make any deposit pursuant to the provisions described under "--Defeasance" below and may not repurchase, redeem or otherwise retire any Exchange Debentures if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Designated Senior Debt has been paid in full. However, the Company may pay the Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt with respect to which any such default relates. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of any such Designated Senior Debt specifying an election to effect such prohibition (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Representative that gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Debt or (iii) because such default is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first two sentences of this paragraph), unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Exchange Debentures after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Exchange Debentures are entitled to receive any payment.

    If payment of the Exchange Debentures is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Debt or their Representatives of the acceleration.

    By reason of such subordination provisions contained in the Exchange Debenture Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Exchange Debentures, and creditors of the Company who are not holders of Senior Debt (including the Exchange Debentures) may recover less, ratably, than holders of Senior Debt.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require the Company to repurchase all or any part of such holder's Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Exchange Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Exchange Debenture Indenture, that a holder must follow in order to have its Exchange Debentures repurchased.

    If, at the time of a Change of Control, the Company is prohibited by the terms of any Senior Debt from purchasing Exchange Debentures that may be tendered by holders at the purchase price described above as a result of such Change of Control, then prior to the mailing of the notice to holders described in the preceding paragraph but in any event within 30 days following any Change of Control, the Company must (i) repay in full such Senior Debt or (ii) obtain the requisite consent from the holders of such Senior Debt to permit the purchase of the Exchange Debentures as described above. The Company must first comply with the covenant described in the preceding sentence before it will be required to purchase Exchange Debentures in the event of a Change of Control; PROVIDED, that the Company's failure to comply with the covenant described in the preceding sentence will constitute a Default described in clause (iii) under "--Defaults" below. As a result of the foregoing, a holder of the Exchange Debentures may not be able to compel the Company to purchase the Exchange Debentures unless the Company is able at the time to refinance any Senior Debt.

    The Change of Control purchase feature of the Exchange Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including

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
acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Debenture Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The Company's existing Senior Debt contains provisions that require the Company to repurchase such Indebtedness upon a Change of Control. Such Senior Debt also limits the amount of the Company's cash that may be used to repurchase Exchange Debentures following a Change of Control. In addition, the Company's ability to pay cash to the holders of Exchange Debentures upon a Change of Control may be limited by the Company's then existing financial resources.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to purchase the Exchange Debentures as a result of a Change of Control.

CERTAIN COVENANTS

    Set forth below are certain covenants contained in the Exchange Debenture
Indenture:

    SEC REPORTS. In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Exchange Debentures remain outstanding, it will furnish to the holders of the Exchange Debentures and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Exchange Debentures remain outstanding, the Company has agreed to make available to any prospective purchaser of the Exchange Debentures or beneficial owner of the Exchange Debentures in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    LIMITATION ON FUNDED DEBT. The Company will not, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Funded Debt unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

    Notwithstanding the foregoing paragraph, the Company may incur the following Funded Debt: (i) Funded Debt owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Funded Debt (other than to a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Funded Debt by the Company; (ii) the Exchange Debentures and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause; (ii) PROVIDED, HOWEVER, that (1) the principal amount of the Funded Debt so incurred will not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced and (2) the Funded Debt so incurred (A) will not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced, (B) will have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced and (C) will not constitute Senior Debt; (iii) Funded Debt (other than Funded Debt described in clause (i) or (ii) of this paragraph) outstanding on the date of the Exchange Debenture Indenture and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (iii) or by the first paragraph of this covenant; PROVIDED, HOWEVER, that (1) the principal amount of the Funded Debt so incurred will not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced, (2) the Funded Debt so incurred (A) will not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) will have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced and (3) if the Funded Debt so exchanged, refunded or refinanced is a Subordinated Obligation or ranks pari passu with the Exchange Debentures, the Funded Debt so incurred will be subordinated to or PARI PASSU with, as the case may be, the Exchange Debentures; and (iv) additional Funded Debt in an aggregate amount at any one time outstanding not to exceed the aggregate amount of Funded Debt that the Company could have incurred pursuant to clause (iii) of the second paragraph of the covenant of the Certificate of Designation described under "--Preferred Stock-- Certain Covenants--Limitation on Funded Debt and Preferred Stock" on the date that the Exchange Debentures are issued in exchange for the Preferred Stock (as adjusted to the extent set forth in clause (b) below); PROVIDED, HOWEVER, that at any time and to the extent the Company is permitted to incur Funded Debt pursuant to the Consolidated EBITDA Coverage Ratio test contained in the immediately preceding paragraph, the Company may elect that (a) amounts of Funded Debt incurred pursuant to this clause (iv) be deemed to have been incurred pursuant to the immediately preceding paragraph and be deemed not to have been incurred pursuant to this clause (iv) and (b) amounts of Funded Debt incurred, and Parity Securities and shares of Preferred Stock issued, pursuant to clause (iii) of the second paragraph of the covenant of the Certificate of Designation described under "--Preferred Stock--Certain Covenants-- Limitation on Funded Debt and Preferred Stock" be deemed to have been incurred or issued pursuant to the first paragraph of the covenant of the Certificate of Designation described under "--Preferred Stock-- Certain Covenants--Limitation on Funded Debt and Preferred Stock" and be deemed not to have been incurred or issued pursuant to such clause (iii), so that the Company may incur up to a maximum of $50.0 million of Funded Debt at any one time outstanding pursuant to this clause (iv).

    In addition, the Company will not create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of the property of the Company or any Subsidiary to secure Funded Debt that is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Exchange Debentures equally and ratably with such Funded Debt for so long as such Funded Debt is secured by a Lien.

    LIMITATION ON INDEBTEDNESS AND PREFERENCE STOCK OF SUBSIDIARIES. The Company will not permit any Subsidiary to incur any Indebtedness or issue any Preference Stock except: (i) Indebtedness or Preference Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preference Stock (other than to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preference Stock, as the case may be, by the issuer thereof; (ii) Indebtedness incurred or Preference Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred or Preference Stock issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company), PROVIDED that at the time such Subsidiary is acquired by the Company, after giving effect to such Indebtedness or Preference Stock of such Subsidiary, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1; (iii) Indebtedness or Preference Stock (other than Indebtedness or Preference Stock described in clause (i), (ii), (iv) or (vi) of this covenant) incurred or issued and outstanding on or prior to the date of the Exchange Debenture Indenture; (iv) Indebtedness of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on the date of the Exchange Debenture Indenture and Indebtedness of a Subsidiary consisting of guarantees issued subsequent to the date of the Exchange Debenture Indenture, in each case, to the extent such guarantee guarantees Working Capital Debt; (v) Indebtedness of a Subsidiary (other than Indebtedness described in clause (iv) above) consisting of guarantees of Funded Debt of the Company permitted by the first paragraph of "Limitation on Funded Debt," PROVIDED that contemporaneously with the incurrence of such Indebtedness by such Subsidiary, such

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
Subsidiary issues a guarantee for the PRO RATA benefit of the holders of the Exchange Debentures that is subordinated to such Indebtedness of such Subsidiary to the same extent as the Exchange Debentures are subordinated to such Funded Debt of the Company; and (vi) Indebtedness or Preference Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness or Preference Stock referred to in the foregoing clause (ii) or
(iii); PROVIDED, HOWEVER, that (1) the principal amount of such Indebtedness or Preference Stock so incurred or issued (the "Refinancing Indebtedness") will not exceed the principal amount of the Indebtedness or Preference Stock so refinanced (the "Refinanced Indebtedness"), PROVIDED that if any such Refinanced Indebtedness was incurred under a revolving credit or similar working capital facility, the principal amount of the Refinancing Indebtedness may be in an amount up to the aggregate amount available under the facility under which the Refinanced Indebtedness was incurred (A) at the time the Subsidiary that incurred such Indebtedness was acquired by the Company (in the case of Indebtedness described in the foregoing clause (ii)) or (B) on the date of the Exchange Debenture Indenture (in the case of Indebtedness described in the foregoing clause (iii)), and (2) the Refinancing Indebtedness (other than revolving credit or similar working capital facilities) will (A) have a Stated Maturity later than the Stated Maturity of the Refinanced Indebtedness and (B) will have an Average Life equal to or greater than the remaining Average Life of the Refinanced Indebtedness.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except
(a) dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and (b) dividends or distributions payable to the Company or a Subsidiary, and, if a Subsidiary is not wholly owned, to the other shareholders of such Subsidiary on a PRO RATA basis in accordance with their ownership interest in such Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement, or any such Restricted Investment, being herein referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted
Payment: (a) a Default will have occurred and be continuing (or would result therefrom); or (b) the aggregate of (1) the amount of such Restricted Payment,
(2) the amount of all Restricted Payments (as such term is defined in the Certificate of Designation relating to the Preferred Stock) incurred subsequent to the Preferred Stock Issue Date and prior to the time that the Preferred Stock is exchanged for Exchange Debentures and (3) the amount of all other Restricted Payments (as such term is defined in the Exchange Debenture Indenture) subsequent to the time that the Preferred Stock is exchanged for Exchange Debentures would exceed the sum of: (A) 50% of the Cash Flow of the Company and its Subsidiaries accrued during the period (treated as one accounting period) subsequent to December 31, 1996, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Cash Flow will be a deficit, minus 100% of such deficit), minus 100% of any deficit in Subsidiary Cash Flow for such period of any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income; (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock subsequent to the Preferred Stock Issue Date (other than an issuance or sale to a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company); (C) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to December 31, 1996, of any Indebtedness of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (D) $30 million.

    The provisions of the foregoing paragraph will not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any Subsidiary); PROVIDED, HOWEVER, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (2)(B) of the foregoing paragraph; (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default will have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments; (iii) dividends on, and mandatory redemptions and exchanges of, the 1989 Preferred Stock outstanding on the date of the Exchange Debenture Indenture; PROVIDED, HOWEVER, that at the time of such dividend, redemption or exchange, no Default will have occurred or be continuing; PROVIDED FURTHER, HOWEVER, that any such dividends, redemptions and exchanges will be excluded in the calculation of Restricted Payments; or (iv) Restricted Investments in an aggregate amount not to exceed the sum of (A) $30 million, plus (B) $5 million on each anniversary of the date of the Exchange Debenture Indenture, plus (C) the amount of all dividends or other distributions received in cash by the Company or any of its Wholly Owned Subsidiaries from, and the amount of any Net Cash Proceeds to the Company or any of its Wholly Owned Subsidiaries from the sale of Capital Stock (other than a sale of Capital Stock to the Company, a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company) of, an Unrestricted Subsidiary of the Company, to the extent that the aggregate amount of such dividends, distributions and Net Cash Proceeds referred to in this clause (C) do not exceed the aggregate amount of Restricted Investments made by the Company in such Unrestricted Subsidiary since the date of the Exchange Debenture Indenture; PROVIDED, HOWEVER, that Restricted Investments permitted by this clause (iv) will be excluded in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company,
(ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect on the date of the Exchange Debenture Indenture; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause (1) or (2) or contained in any amendment to an agreement referred to in the foregoing clause (1) or (2); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to holders of the Exchange Debentures than the encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause
(iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions in an aggregate amount in excess of $100,000 (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (any such business, transaction or series of similar transactions, an "Affiliate Transaction") unless the terms of such Affiliate Transaction are: (i) set forth in writing, (ii) fair to the Company and its Subsidiaries from a financial point of view (as determined by the Board of Directors), (iii) in the case of any Affiliate Transaction (other than an Affiliate Transaction with an Unrestricted Subsidiary of the Company) in an aggregate amount in excess of $500,000, the disinterested members of the Board of Directors have determined in good faith that the criteria set forth in clause
(ii) are satisfied and (iv) in the case of any Affiliate Transaction involving an Unrestricted Subsidiary of the Company in an aggregate amount in excess of $2.0 million, the members of the Board of Directors have determined in good faith that the criteria set forth in clause (ii) are satisfied. This covenant will not prohibit: (i) any Restricted Payment permitted under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business, (iv) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries, (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (vi) the Investment represented by the Sevin Note.

    LIMITATION ON LIENS ON SUBSIDIARY STOCK. The Company will not directly or indirectly create, assume or suffer to exist, any Lien on any Capital Stock of any of its Subsidiaries, other than Liens securing Senior Debt.

SUCCESSOR COMPANY

    The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Debenture Indenture and the Exchange Debentures; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) either (a) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph of "Limitation on Funded Debt" or
(b) the Company makes an offer to each holder of Exchange Debentures to repurchase all or any part of such holder's Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase; and (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Exchange Debenture Indenture. The resulting, surviving or transferee person will be the successor company.

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DEFAULTS

    An Event of Default is defined in the Exchange Debenture Indenture as (i) a default in the payment of interest or Liquidated Damages on the Exchange Debentures when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "--Ranking and Subordination" above, (ii)(A) a default in the payment of principal of any Exchange Debenture when due at its Stated Maturity, upon redemption, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking and Subordination" above or (B) the failure by the Company to redeem or purchase Exchange Debentures when required pursuant to the Exchange Debenture Indenture or the Exchange Debentures, whether or not such redemption or purchase will be prohibited by the provisions described under "--Ranking and Subordination" above, (iii) the failure by the Company to comply for 30 days after notice with its agreements contained in the Exchange Debentures or the Exchange Debenture Indenture (other than those referred to in clauses (i) and (ii) above) (the "covenant default provision"), (iv) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $1 million or its foreign currency equivalent (the "cross acceleration provision"), (v) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (vi) any judgment or decree for the payment of money in excess of $1 million is rendered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed, and, in the case of (B), such default continues for 10 days after notice (the "judgment default provision").

    If an Event of Default (other than an Event of Default specified in clause
(v) above with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Exchange Debentures may declare the principal of and accrued but unpaid interest on all the Exchange Debentures to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Company occurs and is continuing, the principal of and interest on all the Exchange Debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Exchange Debentures. Under certain circumstances, the holders of a majority in principal amount of the Exchange Debentures may rescind any such acceleration with respect to the Exchange Debentures and its consequences. If payment of the Exchange Debentures is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt of the acceleration.

    Subject to the provisions of the Exchange Debenture Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Debenture Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee indemnification satisfactory to it in its sole discretion against all such losses and expenses caused by taking or not taking any such action. No holder of a Exchange Debenture may pursue any remedy with respect to the Exchange Debenture Indenture or the Exchange Debentures unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) holders of at least 25% in principal amount of the Exchange Debentures have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the Exchange Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the Exchange Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of

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exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Exchange Debenture Indenture or, subject to the provisions of the Exchange Debenture Indenture relating to the duties of the Trustee, that the Trustee determines is unduly prejudicial to the rights of any other holder of a Exchange Debenture or that would involve the Trustee in personal liability; PROVIDED, HOWEVER, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

    The Exchange Debenture Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Exchange Debentures notice of the Default within 90 days after it occurs; PROVIDED, HOWEVER, that, except in the case of a Default in the payment of principal of or interest on any Exchange Debenture, the Trustee may withhold notice if and so long as it determines that withholding notice is in the interest of the holders of the Exchange Debentures. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Except as described below and except for amendments or waivers of the Change of Control provisions (including the related definitions) of the Exchange Debenture Indenture (which require the consent of the holders at least 66 2/3% in principal amount of the Exchange Debentures), the Exchange Debenture Indenture may be amended with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding However, without the consent of each holder of Exchange Debentures affected, no amendment may, among other things, (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Debenture,
(iii) reduce the principal of or extend the Stated Maturity of any Exchange Debenture, (iv) reduce the premium payable upon the redemption of any Exchange Debenture or change the time at which any Exchange Debenture may or will be redeemed as described under "--Optional Redemption" above, (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture,
(vi) impair the right of any holder of the Exchange Debentures to receive payment of principal of and interest on such holder's Exchange Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Debentures, (vii) make any change to the subordination provisions of the Exchange Debenture Indenture that adversely affects the rights of any holder or (viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder of the Exchange Debentures, the Company and the Trustee may amend or supplement the Exchange Debenture Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Exchange Debenture Indenture, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures (provided that the uncertificated Exchange Debentures are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Debentures are described in Section 163(f)(2)(B) of the Code), to make any change to the subordination provisions of the Exchange Debenture Indenture that adversely affects the rights of any holder of Senior Debt (or Representatives therefor), to add guarantees with respect to the Exchange Debentures, to secure the Exchange Debentures, to add to the covenants of the Company for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Exchange Debentures or to comply with any requirement of the Commission in connection with the qualification of the Exchange Debenture Indenture under the Trust Indenture Act. However, no amendment may be made

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
to the subordination provisions of the Exchange Debenture Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the holders of the Exchange Debentures is not necessary under the Exchange Debenture Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Exchange Debenture Indenture becomes effective, the Company is required to mail to holders of the Exchange Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Debentures, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Exchange Debentures and the Exchange Debenture Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than under "--SEC Reports") and "--Change of Control," the operation of the covenant default provision, the cross acceleration provision, the bankruptcy provisions which respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clause (iii) described under "--Successor Company" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (iii),
(iv), (v) (with respect only to Significant Subsidiaries) or (vi) under "--Defaults" above or because of the failure of the Company to comply with the covenants described under "--Certain Covenants" (other than the covenant described under "--SEC Reports" and certain other covenants not described above) above or "--Change of Control" above or with clause (iii) under "--Successor Company" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

GOVERNING LAW

    The Exchange Debenture Indenture provides that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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CERTAIN DEFINITIONS

    "10 1/8% Notes" means the Company's 10 1/8% Subordinated Notes due 2003.

    "14.10% Notes" means the Company's 14.10% Senior Notes due January 15, 2001 and the Company's 14.10% Subordinated Notes due January 15, 2001.

    "1989 Preferred Stock" means the Company's Cumulative Redeemable Preferred Stock, par value $.10 per share, issued on August 1, 1989.

    "Affiliate" of any person specified means (i) any person directly or indirectly controlling or under direct or indirect common control with such specified person, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above,
(iii) any trust in which any persons described in clause (i) or (ii) above has a beneficial interest and (iv) in the case of the Company, any Unrestricted Subsidiary of the Company. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, a contract or otherwise, and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business or (iii) a disposition of obsolete assets in the ordinary course of business.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the dividend rate borne by the Preferred Stock or the interest rate borne by the Exchange Debentures, as the case may be, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preference Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preference Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation will be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preference Stock, but excluding any debt securities convertible into or exchangeable for such equity.

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
    "Cash Flow" of a person for any period means the sum of (i) the Consolidated Net Income of such person for such period, plus (ii) to the extent deducted in the calculation of such Consolidated Net Income, the amortization of customer lists and other deferred charges and the amortization and depreciation of capital assets, plus (iii) to the extent not included in Consolidated Net Income, the amount of all dividends or other distributions received in cash by the Company or any of its Wholly Owned Subsidiaries (other than a Wholly Owned Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) from, and the amount of any Net Cash Proceeds to the Company or any of its Wholly Owned Subsidiaries (other than a Wholly Owned Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) from the sale of Capital Stock of, an Unrestricted Subsidiary of the Company, plus (iv) the amount of any cash actually distributed by any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income during such period as a dividend or other distribution to the Company or another Subsidiary of the Company (other than another Subsidiary described in such clause (b)), plus (v) to the extent excluded in calculating Net Income of such person and its Subsidiaries for such period, any gain realized upon the sale or other disposition of any real property or equipment or of any Capital Stock of the Company or a Subsidiary owned by such person or any of its Subsidiaries, plus (vi) to the extent deducted in calculating Net Income of such person and its Subsidiaries for such period, any non-cash charge relating to the grant of stock options to executives of the Company plus (vii) to the extent deducted in calculating Net Income of such person and its Subsidiaries for such period, any non-cash expense associated with deferred compensation plans; PROVIDED, HOWEVER, that (a) Cash Flow shall not include the amortization of customer lists or other deferred charges or the amortization and depreciation of capital assets of any person or Subsidiary described in clause (b) of the exception, or clause (i) of the proviso, to the definition of Consolidated Net Income, (b) Cash Flow for any period shall be reduced by the amount that any liability recorded on the books of the Company relating to any deferred compensation expense referred to in clause (vii) above is reduced during such period and (c) any amounts included in clause (iv)(C) of the second paragraph under "--The Exchange Debentures--Certain Covenants--Limitations on Restricted Payments" shall be excluded from Cash Flow of the Company.

    "Change of Control" means (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the members of the Sevin Group and the Traber Group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to be the beneficial owner of all shares that such person has the right to acquire, regardless of whether such right is exercisable immediately or after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Voting Stock of the Company and the members of the Sevin Group and the Traber Group cease to have the right to appoint at least a majority of the members of the Board of Directors of the Company, (ii) the holders of the 10 1/8% Notes have the right to require the Company to purchase any such 10 1/8% Notes pursuant to Section 4.08 of the Indenture, dated as of April 1, 1993, between the Company and Chemical Bank, as trustee, relating thereto, (iii) any holder of Private Notes exercises its right to declare any such notes to be due and payable pursuant to Section 2.1 of the Note Agreement, dated as of September 1, 1988, relating thereto (the "1988 Note Agreement"),
(iv) any holder of 14.10% Notes exercises its right to declare any such notes to be due and payable pursuant to Section 5.2(A) of the Note Agreement, dated as of January 15, 1991, relating thereto (the "1991 Note Agreement") or (v) any holder of Private Notes or 14.10% Notes shall have received any consideration (whether in the form of cash, a change in the rate of interest relating to such notes, a change in any other provision of the terms of such notes, or otherwise) to amend, modify, waive or otherwise give up its right to declare any such notes to be due and payable upon a "Change of Ownership," as defined in the 1988 Note Agreement or the 1991 Note Agreement, as the case may be; PROVIDED, HOWEVER, that an amendment to or waiver or other modification of Section 2.1 of the 1988 Note Agreement or Section 5.2(A) of the 1991 Note Agreement shall not, in the absence of any consideration, constitute a Change of Control.

    "Class B Stock" means the Company's Class B Common Stock, par value $.10 per share.

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
    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable for the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) will have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and, in the case of the Certificate of Designation,
(4) if the Company has issued any Parity Securities or additional shares of Preferred Stock described in subparagraph (c) of the definition "Consolidated Interest Expense" since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is the issuance of such Parity Securities or such additional shares of Preferred Stock, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such issuance as if such issuance had occurred on the first day of such period,
(B) the discharge of any Indebtedness repaid, purchased, defeased or otherwise discharged with the proceeds of such shares as if such discharge had occurred on the first day of such period and (C) the interest income realized by the Company on the proceeds of the sale of such shares, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the dates such proceeds were received through such date of determination. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company; PROVIDED, HOWEVER, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such period will be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness bears a

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floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

    "Consolidated Interest Expense" means, for any period, the sum of (a) the total interest expense of the Company and its Subsidiaries (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income), determined on a consolidated basis, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on non-interest bearing or other discount securities) and (ix) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another person that is guaranteed by the Company or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (b) dividends in respect of all Preference Stock of Subsidiaries (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) held by persons other than the Company or a Wholly Owned Subsidiary (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income), plus, in the case of the Certificate of Designation, (c) the amount of all cash dividends paid with respect to any Parity Securities or shares of Preferred Stock issued pursuant to the first paragraph of "--Certain Covenants--Limitation on Funded Debt and Preferred Stock"; PROVIDED, HOWEVER, that Consolidated Interest Expense shall include any interest paid by the Company to Star Gas and Indebtedness owed to Star Gas but only to the extent the amount of such interest paid during any period exceeds the cash dividends or other cash distributions on the Capital Stock of Star Gas distributed to the Company or any Subsidiary during such period.

    "Consolidated Net Income" of a person, for any period, means the aggregate of the Net Income of such person and its Subsidiaries (other than (a) any Subsidiary acquired by such person in a pooling of interests transaction for any period prior to the date of acquisition and (b) any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions to such person) for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, PROVIDED that (i) the Net Income of any other person (other than a Subsidiary) in which such person has an interest will be included only to the extent of the amount of dividends or distributions paid to such person and (ii) the cumulative effect of a change in accounting principles will be excluded; (iii) notwithstanding clause (i), Consolidated Net Income of the Company shall include cash dividends or other cash distributions on the Capital Stock of Star Gas distributed to the Company by Star Gas but only to the extent such cash dividends or other cash distributions exceed during any period the amount of any interest paid by the Company during such period to Star Gas on Indebtedness owed to Star Gas.

    "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of September 27, 1996, between the Company and The Chase Manhattan Bank, as agent, as amended from time to time.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Debt" means (i) the Working Capital Debt, (ii) the Company's 14.10% Senior Notes due January 15, 2001 and (iii) any other Senior Debt which, at the date of determination, has an

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aggregate principal amount outstanding of, or commitments to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Exchange Debenture Indenture.

    "EBITDA" of a person for any period means the Consolidated Net Income of such person for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus (a) to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, plus (b) the amount of any cash actually distributed by any Subsidiary described in clause
(b) of the exception to the definition of Consolidated Net Income during such period as a dividend or other distribution to the Company or another Subsidiary of the Company (other than another Subsidiary described in such clause (b), minus (c) such person's equity in any deficit in Subsidiary Cash Flow for such period of any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income; PROVIDED, HOWEVER, that EBITDA shall not include any income tax expense, interest expense, depreciation expense, amortization expense or other non-cash expense of any person or Subsidiary described in clause (b) of the exception, or clause (i) of the proviso, to the definition of Consolidated Net Income.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

    "Funded Debt" as applied to any person means, without duplication, (a) any Indebtedness with a Stated Maturity of more than one year from the date of incurrence, (b) any Indebtedness, regardless of its term, if such Indebtedness is renewable or extendable at the option of the obligor of such Indebtedness pursuant to the terms thereof to a date more than one year from the date of incurrence; and (c) any Indebtedness, regardless of its term, that by its terms or by the terms of the agreement pursuant to which it is issued, may be paid with the proceeds of other Indebtedness that may be incurred pursuant to the terms of such first-mentioned Indebtedness or by the terms of such agreement, which other Indebtedness has a Stated Maturity of more than one year from the date of incurrence of such first-mentioned Indebtedness; PROVIDED, HOWEVER, that Working Capital Borrowings shall be excluded from Funded Debt except to the extent that Working Capital Borrowings exceed an amount equal to (i) 100% of the current assets (excluding cash) of such person and its Subsidiaries, less (ii) the excess, if any, of current liabilities over current assets of such person and its Subsidiaries, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "Hedging Obligations" of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or

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futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

    "Indebtedness" of any person means, without duplication,

        (i) the principal of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

        (ii) all Capital Lease Obligations of such person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person;

       (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

        (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends, including by means of any agreement which has the economic effect of a guarantee; and

        (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

    "Investment" in any person means any loan or advance to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments will exclude advances to customers and suppliers in the ordinary course of business.

    "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

    "Mandatory Redemption Date" means February 15, 2009.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles; EXCLUDING, HOWEVER, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of the Company or a Subsidiary owned by such person.

    "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; PROVIDED, HOWEVER, that Non-Convertible Capital Stock will not include any Redeemable Stock or Exchangeable Stock.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Liens" means (i) Liens existing on the date of the Exchange Debenture Indenture and renewals, extensions and refinancings thereof; (ii) rights of banks to set off deposits against debts owed to said banks; (iii) Purchase Money Indebtedness; (iv) Liens on the property of any entity existing at the time such property is acquired by the Company or any of its Subsidiaries and renewals, extensions and refinancings thereof, whether by merger, consolidation, purchase of assets or otherwise; PROVIDED, HOWEVER, that in the case of this clause (iv) that such Liens (x) are not created, incurred or assumed in contemplation of such assets being acquired by the Company and (y) do not extend to any other assets of the Company or any of its Subsidiaries; and
(v) Liens for taxes not yet due.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preference Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; PROVIDED, HOWEVER, that Preference Stock will not include the Company's Class B Common Stock.

    "Preferred Stock Issue Date" means the first date on which shares of Preferred Stock are issued under the Certificate of Designation.

    "Private Notes" means the Company's 11.85% Senior Notes due October 1, 2002, the Company's 12.17% Senior Notes due October 1, 2002 and the Company's 12.18% Senior Notes due October 1, 2002.

    "Public Notes" means the 10 1/8% Notes, the Company's 9 3/8% Subordinated Debentures due 2006 and the Company's 12 1/4% Subordinated Debentures due 2005.

    "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Subsidiary of such asset, including additions and improvements; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness will be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached.

    "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Debentures or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Exchange Debentures.

    "Refinancing Agreement" means any credit agreement or other agreement between the Company and lenders pursuant to which the Company refinances borrowings under the Credit Agreement or another Refinancing Agreement.

    "Representative" means the holder, trustee, agent or representative (if any) for an issue of Senior Debt.

    "Restricted Investment" means any Investment in an Unrestricted Subsidiary. At the time any Subsidiary of the Company is designated by the Board of Directors of the Company as an Unrestricted Subsidiary, the Company shall be deemed to have made a Restricted Investment in an amount equal to the fair market value as of such time of the Company's interest in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors and set forth in a Board Resolution; PROVIDED, HOWEVER, that all amounts which the Company is deemed to have invested in Star Gas by reason of the designation of Star Gas as an Unrestricted Subsidiary by the Board of Directors of the Company shall not be included in the definition of Restricted Investment.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person.

    "Senior Debt" means the following obligations, whether outstanding on the date of the Exchange Debenture Indenture or thereafter issued:

        (i) all obligations consisting of Working Capital Debt;

        (ii) all obligations with respect to the Private Notes, the 14.10% Notes and the Public Notes;

       (iii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

        (iv) all Capital Lease Obligations of the Company;

        (v) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii), (iii) and (iv) or (C) issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement;

        (vi) all obligations of other persons of the type referred to in clauses
    (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in any case, the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

       (vii) all obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in clauses (i), (ii), (iii), (iv) or (v);

unless the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such obligations are not superior in right of payment to the Exchange Debentures; PROVIDED, HOWEVER, that Senior Debt will not include (1) any obligation of the Company to any Subsidiary or other

Affiliate of the Company, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (4) that portion of any Indebtedness that was incurred in violation of the Exchange Debenture Indenture.

    "Sevin Group" means the Estate of Malvin P. Sevin and trusts created thereunder, Audrey L. Sevin, Irik P. Sevin, Thomas J. Edelman, Margot Gordon and Phillip Ean Cohen and any trust over which such persons have sole voting power.

    "Sevin Note" means the promissory note, dated December 31, 1994 (as amended by an agreement dated December 21, 1995), of Irik P. Sevin to the Company in the original principal amount of $1,640,060 which is due in five equal annual installments commencing as of December 31, 1995, the principal amount of which may not be increased in any one year by more than the amount of accrued and unpaid interest during the immediately preceding year.

    "Significant Subsidiary" means (i) any Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of the Company with respect to which an event described under clause (iv), (v) or (vi) under "--Defaults" above has occurred and is continuing.

    "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness, or in any agreement pursuant to which such Indebtedness was incurred, as the fixed date on which the principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Exchange Debentures.

    "Subsidiary" means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries; PROVIDED, HOWEVER, that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary (except as used in the definition thereof).

    "Subsidiary Cash Flow" of a person for any period means the Net Income of such person and its Subsidiaries determined on a consolidated basis for such period, plus, to the extent deducted in determining such Net Income, depreciation, amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, less accrued preferred stock dividends (excluding preferred stock dividends paid or payable in additional shares of preferred stock and preferred stock dividends payable to the Company or any of its Subsidiaries (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) until actually paid), excluding Net Income derived from

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
investments accounted for by the equity method except to the extent of any cash dividends received by such person and its Subsidiaries.

    "Traber Group" means (i) all the holders of Class C Common Stock as of the Preferred Stock Issue Date who are not members of the Sevin Group, (ii) any person who receives shares from persons described in clause (i) without such transfer of shares being subject to the first refusal right referred to in the shareholders agreement among the holders of Class C Common Stock dated November 25, 1986, as amended through the Preferred Stock Issue Date, and (iii) any trust over which persons described in clause (i) or (ii) have sole voting power.

    "Treasury Rate" as of any date of determination means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) of five years.

    "Trust Officer" means the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "Unrestricted Subsidiary" means a Subsidiary of the Company, and each Subsidiary of such Subsidiary, designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustee, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (b) with which neither the Company nor any other Subsidiary of the Company has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. An Unrestricted Subsidiary may be designated a Subsidiary, PROVIDED that (A) no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such designation, the Company would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph of "--Certain Covenants--Limitation on Funded Debt."

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

    "Working Capital Borrowings" means, on any date of determination, all Indebtedness of the Company and its Subsidiaries on a consolidated basis incurred to finance current assets.

    "Working Capital Debt" means any and all amounts payable under or in respect of the Credit Agreement, as amended from time to time, any Refinancing Agreement, any Working Capital Financing

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
Agreement, or any other loan agreement, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Working Capital Financing Agreement" means any agreement entered into after the Preferred Stock Issue Date by the Company and lenders pursuant to which the Company issues Working Capital Borrowings.

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
                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock ($0.10 par value); 6,500,000 shares of Class B Stock ($0.10 par value); 5,000,000 shares of Class C Common Stock ($0.10 par value); 250,000 shares of 1989 Preferred Stock; and 5,000,000 shares of preferred stock ($0.10 par value) which may be issued from time to time in one or more series as the Board of Directors may determine (the "Preference Stock").


    At the date of this Prospectus, there are 23,149,769 shares of Class A Common Stock, 11,228 shares of Class B Stock, 2,597,519 shares of Class C Common Stock, 125,000 shares of 1989 Preferred Stock, 1,200,000 shares of Old Preferred Stock issued and outstanding. The following is a summary of all material terms of the Company's Capital Stock as set forth in the Company's Restated and Amended Articles of Incorporation, a copy of which is filed as an Exhibit to the Registration Statement.


COMMON STOCK

    The holders of Class A Common Stock, Class B Stock and Class C Common Stock have identical rights and privileges except as set forth below. Holders of shares of each class of Common Stock have no preemptive rights, rights to maintain their respective percentage ownership interests in the Company or other rights to subscribe for additional shares of the Company, except that no additional shares of Class B Stock may be issued without the consent of the holders of more than 50% of the outstanding shares of the Class B Stock. The Restated Articles of Incorporation provide that if the Board of Directors of the Company approves a merger with an entity that is not controlled by the holders of Class A Common Stock or their affiliates, each share of Class B Stock is automatically converted into one share of Class A Common Stock. The shares of Common Stock outstanding are fully paid and nonassessable.

DIVIDENDS

    Holders of shares of Class A Common Stock and Class C Common Stock are entitled to share PRO RATA in such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor; provided, that no dividends may be paid on the Class A Common Stock or the Class C Common Stock until all dividends have been paid or declared and set apart and all mandatory redemption requirements have been satisfied on the 1989 Preferred Stock and the Preferred Stock.

    Holders of Class B Stock formerly were entitled to receive, as and when declared by the Board of Directors, special dividends per share equal to
 .000001666% per share (as adjusted) of the cash flow of the Company (as defined in the Company's Restated Articles of Incorporation) for its prior fiscal year (the "Special Dividends"). In July 1994, the Company exercised its right to terminate the Special Dividends on the Class B Stock, effective August 31, 1994. As a result of such termination, Class B Stockholders will not be entitled to receive any dividends until the aggregate amount of dividends paid on all other classes of stock exceeds the Common Stock Allocation (defined as the Company's cash flow for each fiscal year after December 31, 1985, on a cumulative basis, minus all Special Dividends paid or accrued). At December 31, 1996, the Common Stock Allocation amounted to approximately $93.3 million. After the Common Stock Allocation has been satisfied, each share of Class B Stock will participate equally with each share of Class A Common Stock and Class C Common Stock with respect to all dividends.

VOTING RIGHTS

    The holders of Class A Common Stock are entitled to one vote per share and the holders of Class C Common Stock are entitled to ten votes per share upon all matters submitted for a vote to the shareholders of the Company. Except when required by Minnesota law and in certain special circumstances described in the Restated Articles of Incorporation, the holders of Class B Stock are not entitled to vote. Generally, the action of the majority of the votes evidenced by the shares of all classes voting as a single class represented at a meeting of the shareholders and entitled to vote is sufficient for actions that require a vote of the shareholders. The Restated Articles of Incorporation of the Company do not provide for cumulative voting.

RESTRICTIONS ON TRANSFER OF CLASS C COMMON STOCK

    The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the Nasdaq National Market, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that the above provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect, will automatically result in the conversion of such share into a share of Class A Common Stock. The purpose and effect of the transfer restrictions and the pricing restriction is to permit the existing shareholders to continue to elect a majority of the Company's Board of Directors and to direct most corporation actions, as well as to ensure that holders of Class C Common Stock will not receive a control premium on any disposition of their shares.

PREFERRED STOCK

    PREFERENCE STOCK

    The Company is authorized to issue 5,000,000 shares of Preference Stock, in classes or series with such rights and preferences as the Board of Directors of the Company may determine, including voting rights, redemption rights, dividend rates, liquidation preferences and conversion rights (subject to the rights of the holders of other outstanding capital stock). The Board of Directors has authorized the issuance of up to 2,000,000 shares of Old Preferred Stock, of which 1,200,000 shares of Old Preferred Stock are issued and outstanding as of the date of this Prospectus and 2,000,000 shares of New Preferred Stock (which may be issued in exchange for shares of Old Preferred Stock). For a description of the terms of the Preferred Stock, see "Description of Preferred Stock."

    1989 PREFERRED STOCK

    The Company has outstanding 125,000 shares of 1989 Preferred Stock, of which 25,000 shares are classified as Series A, 25,000 shares are classified as Series B and 75,000 shares are classified as Series C. The holders of the Series A, Series B and Series C 1989 Preferred Stock are entitled to receive, as and when declared by the Board of Directors, annual dividends. In connection with receiving consents in 1994 to modify certain covenants under which the 1989 Preferred Stock was issued, the Company agreed to increase dividends on the 1989 Preferred Stock by $2.00 per share per annum which began in February 1994. The average dividend rate on these shares is $14.33 per share. The shares of 1989 Preferred Stock are exchangeable, in whole or in part, at the option of the Company, for subordinated notes due August 1, 1999, subject to meeting certain debt incurrence tests. Commencing on August 1, 1994 and on August 1 of each year thereafter, so long as any of the shares of 1989 Preferred Stock remain outstanding, one-sixth of the number of originally issued shares of each series of 1989 Preferred Stock, less the number of shares of such series previously exchanged for 1999 Notes, must be redeemed in cash, with the final redemption of the remaining outstanding shares on August 1, 1999. The redemption price of the 1989 Preferred Stock is $100 per share plus all accrued and unpaid dividends to the redemption date. Except for dividends on the Company's Class B Stock and the Preferred Stock, no dividends may be declared or paid on any other capital stock of the Company during any fiscal year until the Company has paid or declared and set apart all dividends and satisfied the mandatory redemption requirements on all outstanding shares of 1989

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Preferred Stock. The 1989 Preferred Stock has no voting rights except as may be provided by law; however, the Company has agreed to submit to, and recommend for approval by its shareholders, an amendment to its Restated and Amended Articles of Incorporation pursuant to which terms relating to voting rights and rights upon Change as Ownership applicable to the 1989 Preferred Stock will be conformed to the corresponding terms applicable to the Preferred Stock.

LIQUIDATION PREFERENCES

    In the event of any complete liquidation, dissolution or winding up of the business of the Company, each share of Class B Stock would be entitled to a distribution equal to $5.70 per share, as adjusted, before any distribution is made with respect to any other class of stock of the Company. Thereafter, each share of 1989 Preferred Stock and each share of Preferred Stock would be entitled to a distribution equal to $100 per share plus accrued and unpaid dividends. Thereafter, each share of the Class A Common Stock, Class B Stock and Class C Common Stock would participate equally in all liquidating distributions.

MINNESOTA ANTI-TAKEOVER PROVISIONS

    Section 302A.671, Minnesota Statutes, applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party or certain cash offers approved by a committee of disinterested directors) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673, Minnesota Statutes, generally prohibits any business combination by the Company with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT AGREEMENT

    The Credit Agreement provides for maximum aggregate advances of $60 million to finance working capital requirements of the Company with a sublimit under a borrowing base established each month. Amounts borrowed under the revolving credit loans are subject to a 60-day clean-up requirement during the period April 1 to September 30 of each year and the revolving credit portion of the facility terminates on September 30, 1998. At December 31, 1996, $22 million in revolving credit loans was outstanding.

    The Credit Agreement includes a $17.2 million acquisition letter of credit facility all of which has been used to support notes given to certain sellers of heating oil companies. The Credit Agreement provides that on or prior to June 30, 1998, repayments and/or sinking fund deposits equal to two-thirds of the initial facility outstanding at September 30, 1996 would be payable with the final payment due June 30, 1999.

    Interest under the Credit Agreement is payable monthly on working capital loans and is based upon a floating rate selected by the Company of either the Eurodollar Rate (as defined below) or the Alternate Base Rate (as defined below), plus 0 to 75 basis points on Alternate Base Rate Loans and 125 to 200 basis points on Eurodollar Loans, based upon the ratio of Consolidated Operating Profit to Interest Expense (as defined in the Credit Agreement). Eurodollar Rate means the prevailing rate in the interbank Eurodollar market adjusted for reserve requirements. Alternate Base Rate means the greater of (i) the prime or base

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
rate of The Chase Manhattan Bank in effect or (ii) the Federal funds rate in effect plus 1/2 of 1%. In addition, the Company is required to pay certain fees for balance deficiencies, if any, and unused commitments. The fees for acquisition letters of credit, which are payable monthly, range from 175 to 250 basis points based upon the same ratio as that used for working capital loans. To the extent that the letters of credit are cash collateralized then the fee is reduced to 25 basis points.

    The Company's obligations under the Credit Agreement are secured by all of its and its subsidiaries' customer lists, trade names and trademarks. The Company has further secured its obligations under the Credit Agreement with a lien on accounts receivable and inventories.

    The Credit Agreement contains significant financial and other covenants. Under the Credit Agreement, the Company and its subsidiaries may not:

        (i) incur any indebtedness, whether recourse or non-recourse and whether senior or junior, except subordinated debt and certain other indebtedness as specifically authorized by the Credit Agreement;

        (ii) create or permit any lien on any of its assets or properties, except for identified permitted encumbrances; or

       (iii) sell, transfer or convey customer lists, except, among other exceptions, a sale from which a portion of the net cash proceeds are used to cash collateralize the acquisition letter of credit.

    The Credit Agreement also provides that the Company must meet the following financial ratios and tests:

        (i) the Company may not permit Consolidated Cash Flow (as defined) for the first fiscal quarter of each fiscal year of the Company to be less than $40.0 million;

        (ii) the Company may not permit EBITDA (as defined) for any fiscal year of the Company to be less than $40.0 million; and

       (iii) the Company may not permit the Consolidated EBITDA Coverage Ratio (as defined) for any fiscal year to be less than 1.35 to 1.

    The Credit Agreement contains various events of default customary for agreements of such type, including breaches of the covenants described above. If an Event of Default occurs and is occurring, the lenders may, without notice, terminate the revolving credit loans and the term loans and/or declare all obligations under the Credit Agreement immediately due and payable, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all such obligations will become due and payable without declaration, notice or demand.

OTHER DEBT

    On September 1, 1988, the Company authorized the issuance of $60.0 million of subordinated notes due October 1, 1998. The Company issued $40.0 million of such notes on October 14, 1988 bearing interest at the rate of 11.85% per annum, $15.0 million of such notes on March 31, 1989 bearing interest at the rate of 12.17% per annum and $5.0 million of such notes on May 1, 1990 bearing interest at the rate of 12.18% per annum (the foregoing notes have a blended interest rate of 11.96% and are collectively referred to herein as the "11.96% Notes"). On January 15, 1991, the Company authorized the issuance of $12.5 million of subordinated notes due January 15, 2001 bearing interest at the rate of 14.10% per annum (the "14.10% Notes"). The Company issued $5.7 million of such notes in April 1991 and $6.8 million in March 1992. The 11.96% Notes and 14.10% Notes are collectively referred to herein as the "Private Debt."

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
    On April 6, 1993, the Company issued $50.0 million of 10 1/8% Subordinated Notes due 2003 (the "10 1/8% Notes"). On February 3, 1994, the Company issued $75.0 million of 9 3/8% Subordinated Debentures due 2006 (the "9 3/8% Debentures"). On February 3, 1995, the Company issued $125.0 million of 12 1/4% Subordinated Debentures due 2005 (the "12 1/4% Debentures"). The 10 1/8% Notes, 9 3/83/8% Debentures and 12 1/4% Debentures are collectively referred to herein as the "Public Debt." On February 5, 1996, the Company repaid $43.8 million of the 12 1/4% Debentures.

    The Company also had outstanding as of December 31, 1996 an aggregate of $17.7 million of notes, primarily in connection with the purchase of fuel oil dealers, which notes are due variously in monthly, quarterly and annual installments with interest at various rates ranging from 6% to 10%, maturing at various dates through 2004.

    In January 1994, the Company solicited and received consents of the holders of a majority of the Private Debt to certain amendments to the respective agreements under which the Private Debt was issued. In partial consideration for the consents, the Company caused approximately $42.6 million of the aggregate principal amount of the Private Debt to be ranked as senior.

    Simultaneously with the closing of the Private Offering, the Company entered into agreements with the holders of its 11.96% Notes and 1989 Preferred Stock pursuant to which (a) holders of $30 million in aggregate principal amount of senior 11.96% Notes extended the final maturity date of such Notes from October 1, 1998 to October 1, 2002; (b) the Company exchanged $30 million in aggregate principal amount of subordinated 11.96% Notes for a like principal amount of newly issued senior 11.96% Notes with a final maturity of October 1, 2002; and
(c) the holders of the 1989 Preferred Stock agreed to certain covenant modifications that permitted the Company to issue the Preferred Stock.

    The agreements under which the Company issued the Private Debt and Public Debt contain various financial and other covenants relating to the maintenance of corporate existence, timely payment of taxes, preservation of the Company's assets and engaging in other businesses. Such agreements also contain covenants relating to limitations on funded debt, restricted payments, mergers, consolidations and sale of assets and transactions with affiliates which are generally comparable to those contained in the Exchange Indenture.

    Under the terms of such agreements, the Company generally may not pay any dividend or make a distribution on its capital stock if the amount expended for such purpose exceeds the sum of (a) 50% of the aggregate Cash Flow of the Company and (b) the aggregate net proceeds, including the fair value of property other than cash, received by the Company from the issue or sale of capital stock of the Company. Under the most restrictive of these restrictions, after giving effect to the Offering, approximately $36.8 million would have been available as of December 31, 1996 for dividends or distributions in respect of the Company's capital stock, including the Preferred Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following is the opinion of Phillips Nizer Benjamin Krim & Ballon LLP regarding the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Preferred Stock and the Exchange Debentures by the initial holders thereof, but does not purport to be a complete analysis of the relevant tax issues. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Preferred Stock. Certain proposed tax legislation, if enacted in substantially the same form as proposed, may adversely affect corporate holders of the Preferred Stock and change some of the tax consequences discussed herein. See "--Proposed Legislation." The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Preferred Stock as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with initial investors who hold Preferred Stock and Exchange Debentures as "capital assets" within the meaning of section 1221 of the Code.


    The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Preferred Stock or that any such position would not be sustained.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CLASSIFICATION OF PREFERRED STOCK AND EXCHANGE DEBENTURES

    Although the matter is not entirely free from doubt, and the classification of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, for federal income taxes the Preferred Stock should be treated as equity and the Exchange Debentures should be treated as indebtedness. The Company intends to treat the Preferred Stock and the Exchange Debentures consistent with the foregoing classification, and the balance of the discussion is based on the assumption that such treatment will be respected.

DISTRIBUTIONS ON PREFERRED STOCK

    Distributions on the Preferred Stock will be taxable as ordinary dividend income to the extent that the amount of cash distributed does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of such distributions paid on the Preferred Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted basis in the Preferred Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such Preferred Stock exceeds one year.

    From 1991 through 1996 the Company had no current or accumulated earnings and profits (as determined for federal income purposes). There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on the Preferred Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above, unless the context indicates otherwise.

    Dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deductions, including those contained in Sections 246 and 246A of the Code and the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares of Preferred Stock are "debt financed." In addition, under
Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less (90 days in the case of a dividend on preferred stock attributable to a period or periods aggregating more that 366 days), including the day of disposition but excluding the day of acquisition or any day which is more than 45 days (or 90 days in the case of the more than 366 day period) after the date on which the Preferred Stock becomes ex-dividend. The length of time that a holder is deemed to have held stock for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) of the Code also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under Section 246(b) of the Code, the aggregate dividends received deductions allowed may not exceed 70% of the taxable income, with certain adjustments, of the corporate shareholder. Legislation has been proposed which, if enacted, would affect the availability of the dividends-received deduction for dividends on Preferred Stock. See "--Proposed Legislation."

    Under Section 1059 of the Code, the tax basis of Preferred Stock that has been held by a corporate shareholder for two years or less (determined as of the earliest of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such Preferred Stock. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds, in the case of Preferred Stock, 5% of the holder's basis in such stock (computed by treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the Preferred Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances in applying these tests, the fair market value of the Preferred Stock as of the day before the ex-dividend date may be substituted for the holder's basis.

    Special rules exist with respect to extraordinary dividends for "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%.

REDEMPTION PREMIUM ON PREFERRED STOCK

    If the redemption price of the Preferred Stock to be paid by the Company on the mandatory redemption ("Mandatory Redemption") or optional redemption ("Optional Redemption") of the Preferred Stock or upon the exercise of the holder's option to require the Company to redeem his Preferred Stock upon the occurrence of a Change of Control ("Holder's Put"), exceeds, by more than a DE MINIMIS amount, its issue price, all or a portion of such excess may, pursuant to Section 305(c) of the Code, be viewed as constructive distributions (and thus as dividends depending upon the presence of current or accumulated earnings and profits) under an economic accrual method similar to the method described under
Section 1272(a) of the Code. The issue price of the Preferred Stock issued for money is the price at

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
which a substantial amount of such stock is sold. A redemption premium will generally be considered DE MINIMIS as long as it is less than the redemption price of the Preferred Stock multiplied by 1/4 of 1% multiplied by the number of years until the issuer must redeem the Preferred Stock.

    For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption, the Optional Redemption and the Holder's Put are tested separately. Constructive distribution treatment is required if any of these tests is satisfied. Because the issue price of the Preferred Stock at original issuance will equal the Mandatory Redemption price, no redemption premium will arise as a result of the Mandatory Redemption feature with respect to such stock.

    The IRS has recently issued regulations (the "Section 305(c) Regulations"), which deal with these issues. Under the Section 305(c) Regulations, such economic accrual will arise due to the Optional Redemption only if, based on all the facts and circumstances as of the date the Preferred Stock is issued, redemption pursuant to the Optional Redemption were more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market condition over which neither the issuer nor the holder has control, such as changes in prevailing dividend rates. The Section 305(c) Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. In addition, such regulations provide that such economic accrual will not arise due to the Holder's Put if the holder's ability to require the Company to redeem subject to a contingency that is beyond the legal or practical control of either the holder or the holders as a group and that, based on all facts and circumstances as of the issue date, renders remote the likelihood of redemption. Although the Company believes that the Optional Redemption would not be treated as more likely than not to be exercised under these rules, that the redemption premium is in the nature of a penalty for premature redemption or that the safe harbor would apply, and that the Holder's Put is subject to a type of contingency which under the Section 305(c) Regulations would not require economic accrual, this determination cannot be made with certainty at this time. Thus, no assurance can be given as to the treatment of the redemption premium with respect to the Preferred Stock under the Section 305(c) Regulations.

REDEMPTION, SALE OR EXCHANGE OF PREFERRED STOCK

    A redemption of shares of Preferred Stock in exchange for Exchange Debentures or cash, and a sale of Preferred Stock will be taxable events.

    A redemption of shares of Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the stock redeemed. If a holder does own, actually or constructively, such other stock (including Preferred Stock not redeemed), a redemption of Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For these purposes, a redemption of Preferred Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs may be regarded as a meaningful reduction in the holder's stock interest in the Company.

    If a redemption of Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Preferred Stock redeemed. Such gain or loss would be long term capital gain or loss if the holding period for the Preferred Stock exceeded one year. If neither the Preferred Stock nor the Exchange Debentures are regularly traded on an established securities market, gain realized on the exchange of Preferred Stock for Exchange Debentures may qualify for installment sale treatment.

    A redemption of Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that if the redemption is treated as a sale or exchange the holder would have capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted tax basis in the Preferred Stock redeemed. The issue price of the Exchange Debentures would be determined in the manner described below for purposes of computing original issue discount (if any) on the Exchange Debentures. See the discussion below under "--Original Issue Discount on Exchange Debentures." If the redemption is treated as a dividend, the amount of the dividend would be the issue price of the Exchange Debenture (to the extent of the Company's current or accumulated earnings or profits).

    If a redemption of Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount received by the holder. The holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to his remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely. Under the "extraordinary dividend" provision of Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES

    If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the stated redemption price at maturity of such Exchange Debentures exceeds their issue price by an amount equal to or greater than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess. If the Exchange Debentures are traded on an established securities market within the meaning of
Section 1273(b)(3) of the Code, the issue price of the Exchange Debentures will be their fair market value as of the issue date. Similarly, if the Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Preferred Stock at the time of the exchange. If neither the Preferred Stock nor the Exchange Debentures are traded on an established securities market, and absent any "potentially abusive situation," the issue price of the Exchange Debentures will be their stated principal amount, or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount" as determined under Section 1274 of the Code using the applicable federal rate (the "AFR") in effect as of the date of the exchange.

    The "stated redemption price at maturity" of the Exchange Debentures would equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer such as the Exchange Debentures) at least annually at a single fixed rate. The stated interest on Exchange Debentures would qualify as qualified stated interest and would be included in income in accordance with the holder's method of accounting.

    A holder of an Exchange Debenture would generally be required under Section 1272 of the Code to include in gross income (irrespective of its method of accounting) a portion of such OID for each year during which it holds such an Exchange Debenture, even if the cash to which such income is attributable would not be received until maturity or redemption of the Exchange Debenture. The amount of any OID included in income for each year would be calculated under a constant yield to maturity formula that would result in the allocation of less OID to the early years of the term of the Exchange Debenture and more OID for late years.

    If the Exchange Debentures are issued with OID and the Company were found to have had an intention to call the Exchange Debentures before maturity, any gain realized on a sale, exchange or redemption of Exchange Debentures prior to maturity would be considered ordinary income to the extent of any unamortized OID for the period remaining to the stated maturity of the Exchange Debentures. The Company cannot predict whether it would have an intention to call the Exchange Debentures before their maturity at the time, if ever, it issues the Exchange Debentures.

    If issued with OID, the Exchange Debentures may be subject to the provision of the Code dealing with high yield discount obligations in which case the Company may not be entitled to claim a deduction with respect to a certain portion of the OID (the "Disqualified Portion") and the remainder of the OID may not be claimed as a deduction until paid. In such case, the Disqualified Portion of the OID may be treated as a dividend with respect to the stock of the Company and the rules applicable to distributions with respect to the Preferred Stock may apply.

BOND PREMIUM ON EXCHANGE DEBENTURES

    If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the issue price of such Exchange Debentures exceeds the amount payable at the maturity date (or earlier redemption date, if applicable) of the Exchange Debentures, such excess will be deductible, subject to certain limitations with respect to individuals, by the holder of such Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dated, as appropriate), under a yield to maturity formula, but only if an election by the taxpayer under the Section 171 of the Code is in effect or is made. An election under Section 171 of the Code is available only if the Exchange Debentures are held as capital assets. Such election is binding once made and applies to all debt obligations owned or subsequently acquired by the taxpayer. Under the Code, the amortizable bond premium will be treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item unless otherwise provided in future regulations.

REDEMPTION OR SALE OF EXCHANGE DEBENTURES

    Generally, any redemption or sale of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued, but previously untaxed, interest) and the holder's tax basis in the Exchange Debentures. The tax basis of a holder who receives an Exchange Debenture in exchange for Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued plus any OID on the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holders income prior to sale or redemption of the Exchange Debenture and payments other than payments of "qualified stated interest." Such gain or loss would be long-term capital gain or loss if the holding period exceeded one year.

PROPOSED LEGISLATION

    Legislation has been proposed, that, if enacted into law substantially as proposed, would affect the tax treatment of corporate holders of Preferred Stock. In particular, such proposals would (i) eliminate the

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70% and the 80% dividends-received deduction for certain debt-like preferred stock, effective for stock issued after the date of enactment of such legislation; and (ii) reduce the 70% dividends-received deduction to 50% for dividends received or accrued 30 days or more after such date of enactment. It cannot be predicted with certainty whether these proposals will be enacted into law or, if enacted, what would be their effective date. Corporate holders of Preferred Stock or Exchange Debentures are urged to consult their own tax advisors regarding the possible effects of such proposed legislation.

EXCHANGE OFFER

    If the Company effects the Exchange Offer, the holders of Old Preferred Stock or Exchange Debentures will not recognize taxable gain or loss as a result of (i) the exchange of the Old Preferred Stock for the New Preferred Stock or
(ii) the exchange of the Old Exchange Debentures for the New Exchange
Debentures.

BACKUP WITHHOLDING

    A holder of the Preferred Stock or Exchange Debentures may be subject to backup withholding at a rate of 31% with respect to dividends on Preferred Stock, interest on Exchange Debentures and gross proceeds upon sale, exchange or retirement of the Preferred Stock or Exchange Debentures, as the case may be, unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies, when required, that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS.

SUBSEQUENT PURCHASERS

    The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Preferred Stock or the Exchange Debentures other than at the time of their original issuance.

    EACH PROSPECTIVE HOLDER OF PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE PREFERRED STOCK OR EXCHANGE DEBENTURES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Preferred Stock. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New Preferred Stock will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Preferred Stock will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New

Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year following the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker dealer for use in connection
with any such resale. In addition, until           , 1997 (40 days from the date
of this Prospectus), all dealers effecting transactions in the New Preferred Stock may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year from the consummation of the Exchange Offer, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with the resale of the New Preferred Stock). The Company has agreed to indemnify the Holders of Old Preferred Stock, including any broker-dealers participating in the Exchange Offer, against certain liabilities, including liabilities under the Securities Act.

    This Prospectus may be used by the Initial Purchaser in connection with offers and sales of the New Preferred Stock in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchaser may act as principal or agent in such transactions. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Preferred Stock but is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given to an active trading market will develop for, or as to the liquidity of, the New Preferred Stock.

                                 LEGAL MATTERS


    The validity of the New Preferred Stock offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.


                                    EXPERTS

    The audited financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing in the Company's Annual Report on Form 10-K and have been incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            PRO FORMA BALANCE SHEET

    The following Pro Forma Balance Sheet at December 31, 1996 is derived from the Company's audited consolidated financial statements for the year ended December 31, 1996. The Pro Forma Balance Sheet does not purport to represent what the Company's financial position would have been if the events described therein had occurred on the dates specified, nor is it intended to project the Company's financial position for any future period. The Pro Forma Balance Sheet should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto, appearing in Form 10-K and incorporated herein by reference.

    The following transactions are referenced in the Pro Forma Balance Sheet (collectively, the "Pro Forma Adjustments"):

        (a) The "Offering", by the Company of $30 million of 12 7/8% Preferred Stock due 2009, net of estimated offering costs of $2.0 million.

        (b) The simultaneous issue of $30 million of Senior Notes in exchange for a like amount of Subordinated Notes.

        (c) Pending application, repayment of $22 million of Working Capital Borrowings, with a portion of the "offering" proceeds.

                      PRO FORMA BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                     PETROLEUM HEAT
                                                                          AND
                                                                       POWER CO.,     PRO FORMA
                                                                          INC.       ADJUSTMENTS   PRO FORMA
                                                                     --------------  -----------  -----------
                              ASSETS
Current assets:
  Cash.............................................................   $      3,257    $  28,000(1) $     9,257
                                                                                        (22,000)(3)
  Restricted Cash..................................................          3,000                      3,000
  Accounts Receivable..............................................         93,362                     93,362
  Inventories......................................................         22,084                     22,084
  Other current assets.............................................          8,307                      8,307
                                                                     --------------               -----------
                                                                                     -----------
    Total current assets...........................................        130,010        6,000       136,010
Property plant and equipment--net..................................         30,666                     30,666
Intangibles--net...................................................        103,496                    103,496
Other assets.......................................................            910                        910
Investment in Star Gas Partnership.................................          9,943                      9,943
                                                                     --------------               -----------
                                                                                     -----------
                                                                      $    275,025                $   281,025
                                                                                      $   6,000

                LIABILITY AND STOCKHOLDERS' EQUITY
  Working capital borrowings.......................................   $     22,000    $ (22,000)(3)     --
  Current maturities of long term debt.............................          3,047                $     3,047
  Current maturities of cumulative redeemable exchangeable
    preferred stock................................................          4,167                      4,167
  Accounts payable.................................................         18,988                     18,988
  Customer credit balances.........................................         17,468                     17,468
  Unearned service contract revenue................................         15,388                     15,388
  Accrued expenses.................................................         30,859                     30,859
                                                                     --------------               -----------
                                                                                     -----------
    Total current liabilities......................................        111,917    $ (22,000)       89,917
                                                                     --------------               -----------
                                                                                     -----------
Long-term debt and notes payable...................................         50,937       30,000(2)      80,937
Subordinated notes payable.........................................        240,400      (30,000)      210,400(2)
Supplemental benefits payable and other payables...................          1,584                      1,584
Pension plan obligation............................................          7,587                      7,587
                                                                     --------------               -----------
                                                                                     -----------
    Total liabilities..............................................        412,425      (22,000)      390,425
                                                                     --------------               -----------
                                                                                     -----------
Cumulative redeemable exchangeable preferred stock.................          8,333       30,000(1)      38,333
                                                                     --------------               -----------
                                                                                     -----------
Note receivable from stockholder...................................           (984)                      (984)
Common stock redeemable by stockholder.............................            984                        984
Stockholders' equity (deficiency)
  Common stock.....................................................          2,552                      2,552
  Additional paid in capital.......................................         78,804       (2,000)(1)      76,804
  Deficit..........................................................       (221,024)                  (221,024)
  Minimum pension liability adjustment.............................         (6,065)                    (6,065)
                                                                     --------------               -----------
                                                                                     -----------
                                                                          (145,733)                  (147,733)
                                                                                         (2,000)
                                                                     --------------               -----------
                                                                                     -----------
                                                                      $    275,025                $   281,025
                                                                                      $   6,000
                                                                     --------------               -----------
                                                                     --------------               -----------
                                                                                     -----------
                                                                                     -----------

                      PRO FORMA BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

------------------------

(1) Reflects the Offering, net of estimated expenses of $2 million, with net proceeds to the Company of approximately $28 million.

(2) Reflects the exchange by the Company of $30 million in aggregate principal amount of Subordinated 11.96% Notes for a like principle amount of newly issued senior 11.96% Notes with a final maturity date of October 1, 2002.

(3) To reflect the repayment of $22 million of Working Capital Borrowings, with a portion of the "offering" proceeds.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR SOLICITATION IN ANY JURISDICTIONS IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SUCH.
                           --------------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                   ---------
Available Information............................          4
Incorporation of Certain Documents by
  Reference......................................          4
Prospectus Summary...............................          5
Risk Factors.....................................         17
The Exchange Offer...............................         23
Use of Proceeds..................................         33
Capitalization...................................         34
Selected Financial and Other Data................         35
Business.........................................         37
Management.......................................         43
Description of Preferred Stock...................         47
Description of Capital Stock.....................         81
Description of Other Indebtedness................         83
Certain Federal Income Tax Considerations........         86
Plan of Distribution.............................         91
Legal Matters....................................         92
Experts..........................................         92
Pro Forma Balance Sheet..........................        P-1


UNTIL          , 1997, ([40] DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW PREFERRED STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                  $30,000,000


                                     [LOGO]

                       PETROLEUM HEAT AND POWER CO., INC.

                    12 7/8% SERIES B EXCHANGEABLE PREFERRED
                                 STOCK DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of the Minnesota Business Corporation Act (the "MBCA") provides mandatory and exclusive standards for indemnification, although the articles of incorporation or by-laws of a corporation can specifically limit the statutory indemnification. Minnesota law generally provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of such persons's official capacity as an officer, director or employee of the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if such person (a) has not been indemnified by another entity for the same proceedings and in connection with the same acts or omission; (b) acted in good faith; (c) received no improper personal benefit; (d) in the case of a criminal proceeding, had no reason to believe such persons's conduct was unlawful; and (e) in connection with the acts or omissions in question, the person reasonably believed that such person's conduct was in the best interests of the corporation (or, in the case of a question of improper personal benefit, believed that the conduct was not opposed to the best interests of the corporation; or in the case of an employee benefit plan, believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan).

    Section 302A.521 of the MBCA further provides that if an officer, director or employee is made or threatened to be made a party to a proceeding in such person's official capacity, such person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses incurred by such person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written confirmation by such person of such person's good faith belief that the criteria for indemnification set forth under Minnesota law have been satisfied, an undertaking by such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that the criteria for indemnification have not been satisfied, and
(b) after a determination that the facts then known to those making the determination would not preclude indemnification under Minnesota law.

    Finally, Section 302A.521 of the MBCA provides that a corporation's Articles of Incorporation or by-laws may prohibit indemnification or advances or may impose conditions on such indemnification or advance, as long as those conditions apply equally to all persons or to all persons with a given class.

    Registrant's restated Articles of Incorporation, as amended, contains the limitation of liability provision set forth below:

    ARTICLE VIII--A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 of the Minnesota Business Corporation act or Section 80A.23 of the Minnesota Securities law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Minnesota Business Corporation Act is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as amended. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    Registrant's by-laws, as amended, contains the indemnification provision set forth below:

    "Section 8.01. The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by

Minnesota Statutes Section 302A.521, as now enacted or hereafter amended. Unless otherwise approved by the Board of Directors, the corporation shall not indemnify or advance expenses to any employee of the corporation who is not otherwise entitled to indemnification pursuant to the prior sentence of this
Section 8.01."

INDEMNIFICATION AGREEMENTS WITH DIRECTORS

    In March 1996 the Company entered into Indemnification Agreements with each of its directors. The Agreements generally provide that the Company will indemnify the directors against certain liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company to the fullest extent permitted by applicable law. The agreements contain provisions implementing the director's rights thereunder with respect to, among other things: (i) indemnification of expenses to a party who is wholly or partly successful; (ii) indemnification of expenses of a witness; (iii) advancement of expenses; (iv) procedure for determination of entitlement to indemnification;
(v) certain presumptions; (vi) remedies of an indemnitee; (vii) subrogation;
(viii) establishment of a trust and the funding thereof by the Company, upon the indemnitee's request, in the event of change in Control or Potential Change in Control (as defined therein); and (ix) contribution in the event indemnification may be unavailable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) Exhibits


EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

      3.1--  Restated and Amended Articles of Incorporation, as amended, and Articles of Amendment thereto.(2)

      3.2--  Restated By-Laws of the Registrant.(2)

      4.1--  Indenture, dated as of April 1, 1993, between the Company and Chemical Bank, as trustee, including
             Form of Notes.(1)

      4.2--  Form of Indenture, dated as of October 1, 1985 between the Company and Manufacturers Hanover Trust
             Company, as trustee, including Form of Notes.(3)

      4.3--  Restated and Amended Articles of Incorporation and Articles of Amendment thereto.(3)

      4.4--  Certificate of Designation creating a series of preferred stock designated as Cumulative Redeemable
             Exchangeable 1991 Preferred Stock and Certificate of Amendment relating thereto.(6)

      4.5--  Certificate of Designation creating a series of preferred stock designated as Cumulative Redeemable
             1991 Preferred Stock.(3)

      4.6--  Form of Indenture between the Company and Chemical Bank, as trustee, including Form of Debentures.(8)

      4.7--  Certificate of Designation creating a series of Preferred Stock designated as Cumulative Redeemable
             Exchangeable 1993 Preferred stock.(8)

      4.8--  Certificate of Designation, as amended, creating a series of Preferred Stock designated as 12 7/8%
             Exchangeable Preferred Stock due 2009.(14)

      4.9--  Registration Rights Agreement, dated as of February 18, 1997, by and between the registrant and
             Donaldson, Lufkin & Jenrette Securities Corporation.(14)

      5.1--  Opinion of Phillips Nizer Benjamin Krim & Ballon LLP.(15)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      9.1--  Shareholders' Agreement dated as of July 1992, among the Company and certain of its stockholders.(2)

     10.1--  Fourth Amended and Restated Credit Agreement dated as of September 27, 1996 among the Company, certain banks party thereto and Chase Manhattan Bank, as Agent.(10)

     10.2--  Pension Plan of Petroleum Heat and Power Co., Inc. (2)

     10.3--  Amendment No. 1 to pension plans.(14)

     10.4--  Savings Plan, as amended of Petroleum Heat and Power Co., Inc.(2)

     10.5--  Supplemental Executive Retirement Plan of Petroleum Heat and Power Co., Inc.(2)

     10.6--  Amendment No. 1 to Supplemental Executive Retirement Plan. (14)

     10.7--  Lease dated December 1, 1985 with respect to office and garage located at 3600-3620 19th Avenue,
             Astoria, New York.(3)

     10.8--  Lease dated October 26, 1990 with respect to office and garage located at 1 Coffey Street, Brooklyn,
             New York.(2)

     10.9--  Lease dated February 6, 1990 with respect to office and garage located at 62 Oakland Avenue and 64
             Oakland Avenue, East Hartford, Connecticut.(2)

    10.10--  Lease dated July 29, 1988 and Addendum to lease dated August 1, 1988 with respect to office, garage and terminal located at 224 North Main Street, Southampton, New York.(2)

    10.11--  Lease dated December 1, 1990 with respect to garage located at 10 Coffey Street, Brooklyn, New
             York.(2)

    10.12--  Lease dated November 8, 1996 with respect to office facility located at 467 Creamery Way, Exton, PA
             19341. (14)

    10.13--  Option dated October 18, 1984 granted to Irik P. Sevin to purchase 64,000 shares of common stock of
             Petroleum Heat and Power Co., Inc.(3)

    10.14--  Agreement dated October 22, 1986 relating to purchase of 64,000 shares of Class A Common Stock by
             Irik P. Sevin.(5)

    10.15--  Agreement dated December 2, 1986 relating to stock options granted to Irik P. Sevin.(5)

    10.16--  Agreements dated December 28, 1987 and March 6, 1989 relating to stock options granted to Irik P.
             Sevin and Malvin P. Sevin.(2)

    10.17--  Employment Agreement dated July 31, 1995 with George Leibowitz.(14)

    10.18--  Lease dated June 17, 1993 with respect to office facilities located at 2187 Atlantic Street in
             Stamford, Connecticut. (8)

    10.19--  First Amendment to the Company's 10 1/8% Subordinated Notes Indenture dated as of January 12,
             1994.(8)

    10.20--  Employment Agreement dated July 21, 1994 with Thomas Isola.(10)

    10.21--  Agreement dated April 4, 1994 relating to stock options granted to Irik P. Sevin.(11)

    10.22--  Employment Agreement dated June 2, 1994 with Alex Szabo. (12)

    10.23--  Agreement dated December 31, 1995, in the amount of $1,751,468 due December 31, 1999 from Irik P.
             Sevin to the Company. (13)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.24--  Lease dated January 25, 1996 with respect to regional office located at 48 Harbor Park Drive, Port
             Washington, New York. (10)

    10.25--  Note Purchase Agreement dated as of February 1, 1997 re: 60,000,000 in Senior Notes due October 1,
             2002.(14)

    10.26--  Third Amendment and Restatements of Purchase Agreements dated as of February 1, 1997 re: 250,000 shares of 1989 Preferred Stock.(14)

    10.27--  Sixth Amendment and Restatement of Note Agreement dated as of February 1, 1997 re: 14.10% Senior and
             Subordinated Notes due January 15, 2001.(14)

    10.28--  Lease Agreement dated as February 7, 1997 with respect to depot located at 55-60 58th Street,
             Maspeth, New York. (15)

    10.29--  Consent Number 1 and First Amendment dated as of January 7, 1997. (15)

     11.0--  Computation of Per Share Earnings.(14)

     21.0--  Subsidiaries of Registrant.(14)

     23.1--  Consent of KPMG Peat Marwick LLP (15)

     23.2--  Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included as part of Exhibit 5.1).

     24.1--  Power of Attorney (included on signature page).

     27.0--  Financial Data Schedule (14)

     99.1--  Form of Letter of Transmittal. (16)

     99.2--  Form of Notice of Guaranteed Delivery.(16)

     99.3--  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(16)

     99.4--  Form of Letter to Clients.(16)


------------------------

 (1) Filed as Exhibits to Registration Statement on Form S-2, File No. 33-58034.

 (2) Filed as Exhibits to Registration Statement on Form S-1, File No. 33-48051, and incorporated herein by reference.

 (3) Filed as Exhibits to Registration Statement on Form S-1, File No. 2-99794, and incorporated herein by reference.

 (4) Filed as Exhibits to Registration Statement on Form S-1, File No. 2-88526, and incorporated herein by reference.

 (5) Filed as Exhibits to Registration Statement on Form S-1, File No. 33-9088, and incorporated herein by reference.

 (6) Filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 2-88526, and incorporated herein by reference.

 (7) Filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1988, File No. 2-88526, and incorporated herein by reference.

 (8) Filed as Exhibits to the Registration Statement on Form S-2, File No. 33-72354, and incorporated herein by reference.

 (9) Filed as Exhibits to the Company's Periodic Report on Form 8-K filed on January 4, 1994, File No. 2-88526 and incorporated herein by reference.

(10) Filed as an Exhibit to the Company's Periodic Report on Form 10-Q and incorporated herein by reference.

(11) Filed as Exhibits to the Registration Statement on Form S-2, File No.33-57059, and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 2-88526, and incorporated herein by reference.

(13) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 2-88526, and incorporated herein by reference.

(14) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 2-88526 and incorporated herein by reference.

(15) Filed herewith.


(16) Previously filed.



    (b) Financial Statements Schedules


ITEM 22. UNDERTAKINGS

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statements, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of the amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


    The undersigned registrant hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of New York, State of New York, on the 18th of April, 1997.


                                PETROLEUM HEAT AND POWER CO., INC.

                                BY:              /S/ IRIK P. SEVIN
                                     -----------------------------------------
                                                   Irik P. Sevin
                                            CHAIRMAN OF THE BOARD, CHIEF
                                            EXECUTIVE OFFICER AND CHIEF
                                          FINANCIAL AND ACCOUNTING OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints IRIK P. SEVIN, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign the within registration Statement and any and all amendments to said Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
      /s/ IRIK P. SEVIN           Chief Executive Officer,
------------------------------    Financial and Accounting     April 18, 1997
        Irik P. Sevin             Officer and Director
     /s/ AUDREY L. SEVIN*       Secretary and Director
------------------------------                                 April 18, 1997
       Audrey L. Sevin
                                Director
------------------------------                                  April  , 1997
       Phillip E. Cohen
                                Director
------------------------------                                  April  , 1997
      Thomas J. Edelman

     /s/ WOLFGANG TRABER*       Director
------------------------------                                 April 18, 1997
       Wolfgang Traber

             /s/ RICHARD        Director
          O'CONNELL*
------------------------------                                 April 18, 1997
      Richard O'Connell

     /s/ STEPHEN RUSSELL*       Director
------------------------------                                 April 18, 1997
       Stephen Russell


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ PAUL BIDDELMAN*        Director
------------------------------                                 April 18, 1997
        Paul Biddelman

      /s/ IRIK P. SEVIN*        Attorney-in-fact
------------------------------                                 April 18, 1997
        Irik P. Sevin
